Exhibit 10.1

OFFICE LEASE AGREEMENT
FOR
BRYAN DAIRY EAST BUSINESS PARK
BACM 2005-3 BRYAN DAIRY INDUSTRIAL, LLC,
AS LANDLORD
AND
ZHONE TECHNOLOGIES, INC.,
AS TENANT
The submission of this document for examination does not constitute an option or offer to lease space. This document shall have no binding effect on the parties unless executed by the Landlord and the executed copy is delivered to the Tenant.

OFFICE LEASE
This Lease (the “Lease”) is made this 9th day of February, 2016 (“Effective Date”) by and between BACM 2005-3 BRYAN DAIRY INDUSTRIAL, LLC, a Florida limited liability company (the “Landlord”), and ZHONE TECHNOLOGIES, INC., a Delaware corporation (the “Tenant”).

1.	BASIC LEASE PROVISIONS:

1.1	Project Name: Bryan Dairy East Business Park
Address:        7300, 7320, 7340, 7360 and 7480 Bryan Dairy Road
Largo, Florida 33777
The Project is more particularly described in Schedule 1.

1.2	Building: 7340 Bryan Dairy Road
Unit/Suite No.:    150

1.3	Premises: 81,000 rentable square feet (“RSF”) as reflected on the floor plan attached hereto as Schedule 2.

1.4
Tenant's Percentage Share: 28.86%. Based upon a Premises of 81,000 RSF in a Project of 280,645 RSF. Landlord warrants and represents that the rentable square foot measures for the Premises and Project have been determined in accordance with the Standard Method for Measuring Floor Areas in Industrial Buildings promulgated by the Association (“ANSI/BOMA Z.65.2-2009” or the BOMA Standards).

1.5	Commencement Date: The date that Landlord delivers possession of the Premises to Tenant.

1.6
Tenant Improvement Period: The period from the Commencement Date through the date that is the earlier of (i) the date the Tenant Improvements (defined below) are substantially complete as evidenced by the issuance of a certificate of occupancy issued by the applicable governing authority with only minor punchlist items remaining which do not affect Tenant’s ability to conduct its business; or (ii) June 30, 2016.

Rent Commencement Date: The date that is one hundred eighty (180) days after the expiration of the Tenant Improvement Period.

1.7	Expiration Date: The last day of the one hundred twentieth (120th) full calendar month after the Rent Commencement Date.

1.8	Letter of Credit: $750,000.00. (See Paragraph 24)

Security Deposit: $59,105.44. (See Paragraph 24)

1.9	Base Rent:

Period (Months After Expiration of Tenant Improvement Period)	Annual Base Rent	Monthly Base Rent
1 – 6	$0.00	$0.00
7* - 12	$243,000.00**	$40,500.00
13 – 24	$500,580.00	$41,715.00
25 – 36	$515,597.40	$42,966.45
37 – 48	$531,065.32	$44,255.44
49 – 60	$546,997.28	$45,583.11
61 – 72	$563,407.20	$46,950.60
73 – 84	$580,309.42	$48,359.12
85 – 96	$597,718.70	$49,809.89
97 – 108	$615,650.26	$51,304.19
109 – 120	$634,119.77	$52,843.31
121 – 126	$326,571.68**	$54,428.61
*    Tenant’s obligation to pay Base Rent for the first Lease Year shall not commence until the Rent Commencement Date.
**    The amount of Annual Base Rent shown in the table above for months 1-6 and 121-126 after the expiration of the Tenant Improvement Period is prorated to account for the partial year.

1.10
Operating Expense Rent: Tenant's Percentage Share of Operating Expenses. The estimated monthly charge for Operating Expense Rent during the first calendar year of the Term (or portion thereof) is $14,850.00 and shall not exceed $14,850.00 per month.

1.11	Base Year: Intentionally omitted.

1.12	Permitted Use: General office, telecommunications laboratory, light manufacturing and warehouse use and ancillary purposes related thereto, and for no other purposes.

1.13	Parking Spaces: See Paragraph 7.

1.14	Guarantor(s): Intentionally omitted.

1.15	Address for Payment of Rent and Notices:

Landlord:	Tenant:
BACM 2005-3 BRYAN DAIRY INDUSTRIAL, LLC c/o Colliers International Tampa Bay Florida 311 Park Place Boulevard, Suite 600 Clearwater, Florida 33759 Attn: Property Manager	ZHONE TECHNOLOGIES, INC. 7195 Oakport Street Oakland, California 94261 Attn: CFO
With a copy of Notices only (not Rent payments) to:	With a copy of Notices only to:
BACM 2005-3 BRYAN DAIRY INDUSTRIAL, LLC 1601 Washington Avenue, Suite 700 Miami Beach, Florida 33139 Attn: Director of Real Estate Fax: (305) 695-5379	Gray Robinson, P.A. 401 E. Jackson Street, Suite 2700 Tampa, Florida 33602 Attn: Stephen L. Kussner, Esq. Fax: (813) 273-5145

1.16	Broker: Landlord's Broker is Colliers International Tampa Bay Florida and Tenant's Broker is Colliers International Tampa Bay Florida. (See Paragraph 41)

1.17
Renewal Option(s): Tenant shall have the right and option(s) (each a “Renewal Option” and collectively the “Renewal Options”), subject to the terms and conditions of Paragraph 56 below, to renew the Term of this Lease for two (2) additional terms (each a “Renewal Term” and collectively, the “Renewal Terms”) for periods of sixty (60) months each.

1.18	Base Rent for Renewal Term: See Paragraph 56 below.

2.	DEFINITIONS: Unless the context otherwise specifies or requires, the following terms will have the meanings set forth below:

2.1
Common Areas: shall mean all areas and facilities outside the Premises and within the exterior boundaries of the Project that are not leased to other tenants and that are provided and designated by Landlord, in its sole discretion from time to time, for the general use and convenience of Tenant and other tenants of the Project and their authorized representatives, employees, invitees and the general public (such as common entrances, walkways, stairways, elevators, restrooms, and lobbies) as more particularly set forth in Paragraph 4. Landlord may also designate, from time to time, other areas in the Project, such as pedestrian walkways, patios, landscaped areas, sidewalks, service corridors, elevators, restrooms, stairways, decorative walls, plazas, loading areas, parking areas and roads for the non-exclusive use of Tenant. Landlord shall have the right to change the designation and otherwise modify the Common Areas provided that such change does not have a material adverse effect on Tenant’s access to and from the Premises or visibility of the Premises or Tenant’s signage.

2.2
Operating Expenses: shall mean all direct costs of operating, servicing, managing, repairing and maintaining the Project, the landscaping of Common Areas of the Project and the parking lot or garage used as parking for the Project, including any reasonable and necessary costs of operation, maintenance and repair, computed in accordance with sound accounting principles applied on a consistent basis, and will include by way of illustration, but not limitation:

(a)
all necessary costs of managing, operating, repairing and maintaining the Project, including, without limitation, wages, salaries, fringe benefits and payroll burden for employees at or below the level of regional manager and for employees on-site utilized in the day to day operation of the Project; public liability, flood, property damage and all other insurance premiums paid by Landlord with respect to the Project; electricity, water, sewer, heating, air conditioning, ventilating and all other utility charges (other than with respect to utilities separately metered and paid directly by Tenant or other tenants); the cost of contesting the validity or amount of real estate and personal property taxes; janitorial services; access control; window cleaning; elevator maintenance; fire detection and security services; gardening and landscape maintenance; all costs of snow and ice removal; trash, rubbish, garbage and other refuse removal; pest control; painting; facade maintenance; lighting; exterior and partition (demising) wall repairs; roof repairs; maintenance of all steam, water and other water retention and discharging piping, lakes, culverts, fountains, pumps, weirs, lift stations, catch basins and other areas and facilities, whether or not on-site; canal embankment and related maintenance; noncapital repair and repainting of sidewalks due to settlement and potholes and maintenance of parking areas; sanitary control; depreciation of machinery and equipment used in any of such maintenance and repair activities; repair, maintenance and replacement of signage located in the Project; management fees; union increases; road sidewalk and driveway maintenance; and all other Project maintenance, repairs and insurance;

(b)
the costs (amortized on a straight-line basis over their useful lives) of any capital improvements: (A) made to the Project by Landlord primarily for the purpose of reducing Operating Expenses; or (B) made to the Project by Landlord primarily to comply with any governmental law or regulation that was not in force at the Commencement Date;

(c)	the costs of supplies, materials, tools and equipment for repairs and maintenance;

(d)
all real and personal property taxes, assessments (whether they be general or special), sewer rents, rates and charges and any other federal, state or local government charge, general, special, ordinary or extraordinary (but not including income taxes, franchise taxes, margin taxes, excise tax, capital stock, inheritance, estate or gift taxes), which may now or hereafter be levied or assessed against the land upon which the Project stands or the Project for such year or the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances used in connection with the Project for the operation thereof (the “Taxes”). With respect to any assessment which may be levied against or upon the Project and which under the laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, there shall be included within the definition of taxes with respect to any year only the amount currently payable on such bond for such year, or the current annual installment for such year. Taxes shall not include the cost of any special assessment, tax, or other governmental charge or levy that will have the effect of funding improvements to the Project which are in the nature of capital betterments or improvements, including but not limited to, parking garages, parking lots, or parking facilities.
Operating Expenses shall not include:

(i)	depreciation on the Project or any Common Areas;

(ii)	costs of space planning, tenant improvements, marketing expenses, finders fees and real estate broker commissions;

(iii)	any and all expenses for which Landlord is reimbursed (either by an insurer, condemnor, tenant or other person or entity), but only to the extent of such reimbursement;

(iv)	that portion of the salaries for on or off site personnel to the extent any of them work for other projects owned by Landlord or the Project’s managing agent;

(v)	costs in connection with services or benefits of a type which are not Project standards and are not available to Tenant, but are available to another tenant or occupant;

(vi)	mark-ups on electricity and condenser cooling water for heat pumps in excess of Landlord's costs therefore;

(vii)	Landlord's general overhead and administrative expenses not directly allocable to the operation of the Project;

(viii)	attorneys' fees and cost related to negotiating or enforcing any tenant lease, or resolving disputes with any lender of Landlord;

(ix)	cost of capital improvements unless meeting the requirements of Paragraph 2.2(b);

(x)	interest on debt or amortization payments on any mortgage/deed of trust, or rent on any ground lease; and

(xi)	federal and state taxes on income, death, estate or inheritance taxes.
Notwithstanding the foregoing, Operating Expenses shall also not include the following: ground lease rent; advertising, marketing and promotional costs; overhead and profit paid to subsidiaries or affiliates of Landlord for services, supplies or materials provided on or to the Building or Project, to the extent these costs exceed the amount customarily charged by an independent entity for the same or substantially similar services, supplies and materials; any expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building or Project and the cost of which is included as Operating Expenses; costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Building or Project; costs arising from latent defects in the base, shell or core of the Building or Project where the Premises is located or improvements installed by Landlord or repair thereof; costs of purchasing and installing sculpture, paintings or other objects of art; and if the Premises are separately metered for electric service and Tenant pays the utility company or Landlord based on such separate meter, then Operating Expenses shall not include electric service charges to any other tenant premises.

2.3
Environmental Law: shall mean any law, statute, ordinance or regulation pertaining to health, industrial hygiene or the environment including, without limitation, CERCLA (Comprehensive Environmental Response, Compensation and Liability Act of 1980), RCRA (Resources Conservation and Recovery Act of 1976), SARA (Superfund Amendments and Reauthorization Act of 1986), EPCRA (Emergency Planning and Community Right-to-Know Act), and any applicable laws or regulations of the State in which the Building is located.

2.4
Hazardous Substance: shall mean any substance, material or waste which is or becomes designated, classified or regulated as being “toxic” or “hazardous” or a “pollutant”, which is or becomes similarly designated, classified or regulated, under any Environmental Law, including asbestos, petroleum and petroleum products, or which becomes hazardous to the health and welfare of any occupants in the Building.

2.5	Building Hours: Intentionally omitted.

2.6
Legal Requirements: shall mean any and all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the Premises, the Building and/or the Project, including, but not limited to, the Americans with Disabilities Act.

2.7	Schedules: shall mean the Schedules attached hereto and incorporated herein by reference. This Lease contains the following Schedules:
Schedule 1    Description of Project
Schedule 2    Floor Plan of Premises
Schedule 3    Construction Rider

Schedule 4	Intentionally Omitted
Schedule 5    Rules and Regulations
Schedule 6    Tenant Acceptance Letter
Schedule 7    Tenant’s Signage
Schedule 8    Intentionally Omitted

2.8
Term/Lease Term: shall mean the initial term of this Lease. It shall commence as of the Commencement Date and end as of the Expiration Date unless sooner terminated as provided herein or extended pursuant to the terms of this Lease.

2.9
Lease Year: The first Lease Year shall be the period from the Commencement Date through the last day of the twelfth (12th) full calendar month after the Rent Commencement Date, and all subsequent Lease Years shall be the successive twelve (12) month periods thereafter. If the Rent Commencement Date is not the first day of a calendar month, then the first month after the Rent Commencement Date shall include the partial calendar month commencing on the Rent Commencement Date and the first full calendar month after the Rent Commencement Date.

3.	PREMISES:

3.1
Lease of Premises: Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Term and subject to the agreements, covenants, conditions and provisions set forth in this Lease, to which Landlord and Tenant hereby mutually agree, the premises (the “Premises”) described in Paragraph 1 above. The parties hereby stipulate the number of rentable square feet in the Premises and both parties waive the right either may have to remeasure the same. Upon occupancy of the Premises by Tenant, Tenant shall promptly execute and deliver to Landlord the Tenant Acceptance Letter attached hereto as Schedule 6. Tenant agrees to accept the Premises in its “as-is” condition except for latent defects and violations of Legal Requirements existing as of the Commencement Date which Landlord, at Landlord’s sole cost and expense, shall be obligated to cure, and Tenant acknowledges that no representations with respect to the condition of the Premises have been made by Landlord except as provided in this Lease. Notwithstanding the foregoing, Landlord warrants that the roof and structural components of the Building, and the building systems, including, but not limited to, the electrical, plumbing and HVAC systems serving the Premises, will be in good working order as of the Commencement Date. Landlord shall remedy the violation of these warranties at the Landlord’s sole expense. Landlord represents and warrants that, to Landlord’s actual knowledge, the Premises, Project and

Building are in compliance with applicable Legal Requirements as of the date of this Lease.

3.2
Project: The Premises are a part of the project (the “Project”) described in Paragraph 1. Landlord may increase, reduce or change the number, dimensions or locations of the walks, buildings, mall areas, parking and other Common Areas and other improvements located in the Project in any manner that Landlord, in its reasonable discretion, shall deem proper; provided that such change does not have a material adverse effect on Tenant’s access to and from the Premises or on visibility of the Premises or Tenant’s signage, and does not reduce the parking below the parking requirements under applicable Legal Requirements that apply to the Project. Landlord further reserves the right to make alterations and/or additions to and to build or cause to be built additional stories on the Building and to add any buildings adjoining the Premises or elsewhere in the Project. Without limiting the generality of the foregoing, Landlord may add additional tenants, retail shops, building and parking facilities anywhere in the Project. Such alterations and/or additions by Landlord shall not materially impair Tenant's ability to use the Premises for its Permitted Use. Landlord reserves the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Premises and serving other parts of the Building and/or Project in a manner that will not materially interfere with Tenant's use of the Premises, except temporarily in the case of an emergency. Landlord will also have the right to increase and expand the size of the Project by adding additional land, buildings and other structures to the Project, provided such expansion does not materially impair Tenant's ability to use the Premises for its Permitted Use and Tenant's Percentage Share is equitably adjusted. Landlord shall have the right to change the Project's name without notice, to change the Project's street address upon ninety (90) days prior notice, and the right to grant to any person or entity the exclusive right to conduct any business or render any service in or to the Project, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purpose set forth in Paragraph 1, to retain at all times master keys or passkeys to the Premises, and to place such signs, notices or displays as Landlord reasonably deems necessary or desirable upon the roof and exterior of the Project.

3.3	Relocation of Tenant: Landlord does not have the right to relocate the Tenant.

4.	COMMON AREAS:

4.1
Tenant's Right to Use Common Areas: Landlord grants Tenant and its authorized representatives and invitees the non-exclusive right to use the Common Areas with others who are entitled to use the Common Areas subject to Landlord's rights as set forth in this Lease.

4.2	Landlord's Control: Landlord has the right to: (a) establish and enforce reasonable rules and regulations applicable to all tenants concerning the maintenance, management, use and operation of the Common Areas provided that such rules and regulations are uniformly enforced and do not conflict with the terms of this Lease, the initial rules and regulations are attached to the Lease as Schedule 5; (b) close, if necessary, any of the Common Areas to prevent dedication of any of the Common Areas or the accrual of any rights of any person or of the public to the Common Areas; (c) close temporarily any of the Common Areas for maintenance purposes; (d) select a person, firm or corporation which may be an entity related to Landlord to maintain and operate any of the Common Areas; and (e) designate other lands outside the exterior boundaries of the Project to become part of the Common Areas. Notwithstanding the provisions of this Paragraph, in exercising its rights hereunder, Landlord shall provide Tenant with a means of reasonable access to and from the Premises and shall not adversely affect the visibility of the Premises or Tenant’s signage.

5.	RENT:

5.1
Base Rent: Tenant will pay to Landlord as Rent for the use and occupancy of the Premises at the times and in the manner provided below, Base Rent in the amount specified in Paragraph 1.9 payable in U.S. funds, in advance starting on the Rent Commencement Date and on or before the first day of each and every successive calendar month thereafter during the Term without demand, setoff or deduction except as otherwise provided in this Lease.

5.2	Operating Expense Rent:

(a)	Calculation.
In addition to Base Rent, commencing on the Rent Commencement Date and on or before the first day of each and every successive calendar month during the Term of this Lease, without demand, setoff or deduction except as otherwise provided in this Lease, Tenant shall pay Tenant's Percentage Share, as specified in Paragraph 1, of the Operating Expenses paid or incurred by Landlord in such year (“Operating Expense Rent”).
Tenant's Percentage Share of the Operating Expenses is the proportion that the rentable square footage of the Premises bears to the total rentable square footage of the Project (said Percentage Share shall be adjusted in the event the rentable area of the Project is increased or decreased). If the Project consists of more than one building, Landlord reserves the right to contract for services and/or utilities on a building-by-building basis. In such instance, Tenant's Percentage Share for such Building wide services, utilities or other costs shall be calculated based upon the rentable square footage of the Premises compared to the rentable square footage of the Building (instead of the Project).

Notwithstanding anything contained herein to the contrary, the Tenant’s Percentage Share of Controllable Costs (defined below) payable by Tenant hereunder shall not increase more than 5.0% per year of the Term, as determined on a noncumulative basis. “Controllable Costs” means all Operating Expenses other than Landlord’s insurance costs and expenses for all types of insurance carried by Landlord applicable to the Project; Landlord’s utility costs and expenses; Taxes; costs of any security; increases to Operating Expenses occasioned by changes to any applicable law which become effective subsequent to the date of this Lease; costs related to snow and ice removal; and costs related to storm damage clean-up. Notwithstanding the foregoing, if Tenant exercises a Renewal Option pursuant to Paragraph 1.17 above, the cap on annual increase of the Controllable Costs of Operating Expenses shall not apply to the first calendar year a Renewal Term. During the first full calendar year a Renewal Term, Tenant’s Percentage Share of Operating Expenses shall be calculated based on the actual amount of Operating Expenses for such calendar year. For the second full calendar year of the Renewal Term and each calendar year of the Renewal Term thereafter, the Controllable Costs of Operating Expenses shall not increase more than five percent (5%) per year, as determined on a noncumulative basis. In addition, the Operating Expense Rent for the calendar year 2016 cannot exceed $2.20 per rentable square foot on an annual basis.

(b)
Payment: During December of each calendar year or as soon thereafter as practicable, Landlord shall provide Tenant with a written notice of its estimate (line item and detailed support included) of Operating Expense Rent for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year, Tenant will pay to Landlord 1/12th of such estimated amounts, provided that if such notice is not given in December, Tenant will continue to pay on the basis of the prior year's estimate until the month after such notice is given.

(c)
Statement: Within one hundred twenty (120) days after the close of each calendar year or as soon after such one hundred twenty (120) day period as practicable but in no event beyond one hundred eighty (180) days after the close of each calendar year, Landlord will deliver to Tenant a statement of amounts of Operating Expense Rent payable under this Lease for such calendar year. If such statement shows an amount owing by Tenant that is more than the estimated payments for such calendar year previously made by Tenant, Tenant will pay the deficiency to Landlord within thirty (30) days after delivery of the statement. If the total of the estimated monthly installments paid by Tenant during any calendar year exceeds the actual expense adjustment amount due from Tenant for such calendar year, such excess at Tenant’s election shall be either credited against payments next due hereunder or refunded by Landlord to Tenant. The terms and conditions of this Paragraph shall survive expiration or other termination of this Lease.

(d)
Audit Rights. Landlord shall maintain records respecting Operating Expenses and determine the same in accordance with sound accounting principles consistently applied in accordance with the terms of this Lease. Tenant’s employees (or any representative acting for Tenant who is being compensated on a non-contingency basis) shall have the right, exercisable no more than once each calendar year on reasonable notice and at a time reasonably acceptable to Landlord, to cause an audit to be performed, at Tenant's sole cost and expense, of Landlord's operations and/or books and records pertaining to Operating Expense Rent for the preceding calendar year which books and records shall be made available to Tenant in the greater Tampa/St. Petersburg, Florida area. In the event Landlord has overstated Operating Expense Rent, within thirty (30) days after demand therefor by Tenant accompanied by Tenant's verification of such overcharges by an independent third party certified public accountant not compensated on a contingency fee basis, Landlord shall reimburse Tenant for such overcharges. In the event Landlord has understated Operating Expense Rent, within thirty (30) days after completion of the audit, Tenant shall deliver to Landlord such understated amount. In the event that the Operating Expenses are overstated by a net amount of five percent (5%) or more, as verified by an independent, third-party certified public accountant not compensated on a contingency fee basis, Landlord shall reimburse Tenant for Tenant’s reasonable direct out-of-pocket expenses for Tenant’s review of Landlord’s records.

(e)
Gross Up. Notwithstanding any provision of this Paragraph to the contrary, if the Project (or Building, as applicable) is less than ninety-five percent (95%) leased and/or occupied during any calendar year including but not limited to the 2016 calendar year, an adjustment shall be made so that Operating Expense Rent shall be computed for such year as though ninety-five percent (95%) of the Project (or Building, as applicable) had been leased and occupied during such year.

5.3
Sales Tax; Additional Rent: Only if and to the extent actually charged by any applicable governmental or quasi-governmental authority, Tenant agrees to pay to Landlord, concurrently with Tenant's payments under this Lease, all sales and use taxes that are imposed upon any payment to be made by Tenant to Landlord under this Lease (collectively, “Rent Taxes”). Tenant shall also be responsible for timely payment of sales and use taxes, if any (and for any interest and penalties assessed for untimely payment), on all payments to third parties or performance by Tenant under the Lease. All sums of money as shall become due and payable by Tenant to Landlord under this Lease, including, without limitation, Rent Taxes and Operating Expense Rent shall be deemed “Additional Rent”, which Tenant shall be obligated to pay. Landlord shall have the same remedies for default in the payment of Additional Rent as are available to Landlord in the case of a default in the payment of Base Rent. All Base Rent, Operating Expense Rent and additional sums payable hereunder are sometimes collectively referred to as “Rent.”

5.4
Late Fee / Default Interest: Any installment of Rent not paid when due and payable shall bear interest at ten percent (10%) per annum from the date due until paid and shall be subject to a late charge in the amount equal to five percent (5%) of the amount due. In the event any check, bank draft or negotiable instrument given for any payment under this Lease shall be dishonored at any time for any reason whatsoever not attributable to Landlord, Landlord shall be entitled, in addition to any other remedy that may be available, to an administrative charge of two hundred fifty dollars ($250.00).

5.5
First Month's Rent. The Base Rent installment and the Operating Expense Rent installment due for the first full calendar month after the Rent Commencement Date and the Letter of Credit shall be delivered to Landlord by Tenant prior to the Commencement Date.

5.6
Proration: If for any reason other than the default of Tenant, this Lease commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month or year, the amount of Rent payable by Tenant for such partial month or year will be prorated on a per diem basis, as applicable. In addition, if the Rent Commencement Date is a day other than the first day of a calendar month, the first month of the Term of this Lease during which Tenant is obligated to pay Base Rent shall be the period from the Rent Commencement Date through the last day of the first full calendar month after the Rent Commencement Date. All subsequent months of the Term of the Lease shall be successive, actual calendar months.

6.	USE OF PREMISES:

6.1
Quiet Enjoyment: Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof provided that Tenant timely pays the Rent within any applicable notice and grace period, and timely performs all of Tenant's covenants and agreements herein contained. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of Landlord's interest hereunder.

6.2
Effect on Insurance: Tenant shall not use any portion of the Premises for purposes other than those specified in Paragraph 1 and no use shall be made or permitted to be made upon the Premises, nor acts done, which would cause cancellation of any insurance policies covering the Project. If Landlord's insurance premiums increase due to Tenant's specific activity, Landlord may elect to charge Tenant directly for such additional cost as Additional Rent hereunder and Tenant shall pay Landlord for the same within ten (10) days after written demand thereof.

6.3
Miscellaneous Restrictions: Tenant agrees not to cause, permit or suffer any waste or damage, disfigurement or injury to the Premises or the fixtures or equipment thereof or the Common Areas. Tenant will not use the Premises for washing clothes or cooking (except for a small kitchenette customarily located in an office). Tenant will not obstruct the Common Areas in the Project or use the same for business operations or advertising. Tenant will not use the Premises for any purpose which would create unreasonable elevator loads, cause structural loads to be exceeded or adversely affect the mechanical, electrical, plumbing or other base building systems. Tenant will at all times comply with the rules and regulations of the Project attached hereto as Schedule 5 and with such additional rules and regulations as may be commercially reasonably adopted by Landlord from time to time; provided that such rules and regulations are uniformly enforced and do not conflict with the terms of this Lease.

6.4
Prohibited Uses: Tenant shall use and occupy the Premises for the Permitted Use specified in Paragraph 1.12 and for no other use or purpose. In addition, and not by way of limitation of the restrictions on use set forth herein, Tenant shall not use or permit the use of the Premises in any manner, nor shall Tenant keep the Premises in such a condition, which violates any Legal Requirements (as defined in Paragraph 2) now in effect or hereafter promulgated regulating the use, condition or occupancy of the Premises, or the conduct of Tenant's employees and agents, and Tenant, at its sole expense, shall promptly comply with all such applicable Legal Requirements and Tenant will indemnify, defend and hold harmless Landlord from any failure to materially comply with any Legal Requirements and from all fines, suits, proceedings, claims, demands or actions of any kind arising out of or in connection with the occupancy or use of the Premises by Tenant. Notwithstanding any provision in this Lease to the contrary, Tenant shall not be required to make any alterations or improvements to the Premises in order to cure any violation of Legal Requirements as of the Commencement Date. In the event any alterations or improvements to the Premises are required in order to cure any violation of Legal Requirements that occurred on or before the Commencement Date, Landlord, at Landlord’s sole cost, shall perform such alterations or improvements within a reasonable period of time. Tenant shall not use or permit any part of the Premises to be used for any unlawful purpose.

6.5
Temporary Closure: Notwithstanding anything contained in this Lease to the contrary, should Landlord determine in its reasonable opinion that an emergency or force majeure condition exists that threatens the Building or Project or any of the tenants or persons therein, or any of their property (e.g. an impending hurricane, a bomb threat to the Building and/or Project), including, but not limited to, emergencies caused by persons or natural conditions outside of Landlord's control, Landlord shall have the right to close the Building and/or the Project and require all tenants, including Tenant, to evacuate the Building until such emergency ceases to exist. Such closure shall not affect Base Rent, any other Rent or the Lease Term.

7.	PARKING:

7.1
Tenant's Parking Rights: Subject to the rules and regulations of the Project, Tenant shall be entitled to the non-exclusive use of one hundred seventy (170) parking spaces at the Project, which shall include (i) one hundred five (105) parking spaces at the Project in the parking area immediately adjacent to the Premises (the “Premises Parking Spaces”), which Premises Parking Spaces do include the two (2) parking spaces located directly to the north of the loading dock area at the front of the Premises, and (ii) the parking area located adjacent to the building at the Project with an address of 7320 Bryan Dairy Road. Tenant and its authorized representatives will park their cars only in areas specifically designated for that purpose by Landlord. If Tenant or its authorized representatives fails to park their cars in the designated parking areas, Landlord may charge Tenant as and for liquidated damages thirty dollars ($30.00) per each day or partial day for each car parked in area other than those designated. Tenant will not park or permit the parking of any vehicles adjacent to loading areas so as to interfere in any way with the use of such areas. Landlord shall have the right, in Landlord’s sole discretion, to designate parking spaces for the exclusive use of a particular tenant or tenants. Landlord will have the right to institute reasonable procedures and/or methods to enforce the terms of this Paragraph, including, but not limited to, a card access system, the hiring of parking attendants or a management company.

7.2
Parking Charges: During the term of this Lease and any Renewal Term, Tenant shall not have to pay any parking charges for the use of the parking spaces that Tenant has the right to use pursuant to Paragraph 7.1, other than any charges as a result of Tenant not parking in the designated parking areas.

8.
SIGNAGE: Tenant, at Tenant's sole cost and expense, will install and maintain signage on the façade directly above the entrance doors for the Premises; provided, however, all signage shall be subject to Landlord’s prior review and approval, which shall not be unreasonably withheld, and shall comply with all Legal Requirements and with all other rules and regulations related to signage that apply to the Project. All such letters and numerals shall be in the form specified by Landlord, and no other shall be used or permitted on the Premises. The logo of the Tenant shall be permitted to be placed on the sign. Without Landlord's prior written approval, Tenant shall not place any signs within the Premises, which are visible from the outside of the Premises. Notwithstanding the foregoing, Landlord has approved the signage set forth in Schedule 7 attached hereto.

9.	ASSIGNMENT AND SUBLETTING:

9.1
Prohibition: Tenant shall not assign this Lease or sublet any portion of the Premises without prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed, provided Tenant is not in default beyond any applicable grace period under the Lease at the time of such request. The parties agree that it shall be reasonable for Landlord to withhold consent if (i) Landlord is not reasonably satisfied with the identity, reputation or business character of the proposed assignee or sublessee, (ii) the proposed assignee or sublessee is an existing tenant of the Project, (iii) the identity of or the use contemplated by the proposed assignee or sublessee would violate an exclusive given by Landlord to another tenant, (iv) the proposed assignee or sublessee is a governmental subdivision or agency or any person or entity who enjoys diplomatic or sovereign immunity, or (v) if Landlord or its agents have delivered a term sheet to such proposed assignee or sublessee regarding other available space in the Project within the preceding six (6) months of the proposed assignment or sublease. Any change in the majority ownership, interest or control of Tenant, if Tenant is a corporation, partnership, limited liability company or other similar type entity, shall constitute an assignment for purposes of this Paragraph to the extent that Tenant is not a publicly traded company. Notwithstanding any consent by Landlord, Tenant shall remain jointly and severally liable (along with each approved assignee and sublessee, which shall automatically become liable for all obligations of Tenant hereunder with respect to that portion of the Premises so transferred), and Landlord shall be permitted to enforce the provisions of this Lease directly against Tenant or any assignee or sublessee without proceeding in any way against any other party. In the event of an assignment, contemporaneously with the granting of Landlord's consent, Tenant shall cause the assignee to expressly assume in writing and agree to perform all of the covenants, duties and obligations of Tenant hereunder and such assignee shall be jointly and severally liable therefore along with Tenant. No usage of the Premises different from the usage provided for in Paragraph 1 above shall be permitted, and all other terms and provisions of the Lease shall continue to apply after such assignment or sublease.

Notwithstanding any provision in the Lease to the contrary, Tenant may assign this Lease or sublease part or all of the Premises without Landlord's consent to: (i) any corporation, limited liability company, or partnership that controls, is controlled by, or is under common control with, Tenant, or (ii) any corporation or limited liability company resulting from the merger or consolidation with Tenant or to any entity that acquires all of Tenant's assets as a going concern of the business that is being conducted on the Premises (collectively, an “Affiliate”); provided that (a) Tenant remains liable under the Lease, (b) Tenant provides Landlord notice of the assignment and/or sublease at least fifteen (15) days prior to the effective date, to the extent Tenant is permitted to do so under applicable law, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (c) Tenant delivers to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the Affiliate, except in the event of a merger by operation of law, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

9.2
Consent Process: If Tenant requests Landlord's consent to an assignment of this Lease or subletting of all or part of the Premises, Landlord may, at its option: (i) approve such sublease or assignment (but no approval of an assignment or sublease shall relieve Tenant of any liability hereunder); (ii) negotiate directly with the proposed subtenant or assignee and, in the event Landlord is able to reach agreement with such proposed subtenant or assignee, upon execution of a lease with such subtenant or assignee, terminate this Lease (in part or in whole, as appropriate) upon twenty (20) days' notice; (iii) recapture the Premises or applicable portion thereof from Tenant and terminate this Lease (in part or in whole, as appropriate) upon twenty (20) days' notice in which case Landlord shall be permitted to lease the Premises to any third party; or (iv) if Landlord should fail to notify Tenant in writing of its decision within a twenty (20) day period after Landlord is notified in writing of the proposed assignment or sublease, Tenant shall have the right to make a second request, in writing to Landlord for such approval, which second request shall state in bold face that the request constitutes Tenant's second request and that Landlord has ten (10) days within which to respond. Notwithstanding any provision contained herein to the contrary, Landlord shall be deemed to have approved such sublease or assignment, unless Landlord gives Tenant its written objection thereto within ten (10) days after receipt of the second request for such approval. If Landlord consents to any assignment or sublease, Tenant shall pay to Landlord, on demand as Additional Rent, an administrative fee of one thousand dollars ($1,000.00) and will reimburse Landlord for all reasonable attorneys’ fees and costs associated with Landlord’s consent to the assignment or sublease.

9.3
Profit: If Tenant assigns this Lease or subleases all or part of the Premises at a rental rate that exceeds the rentals paid to Landlord, then one-half (1/2) of any such excess shall be paid over to Landlord by Tenant after subtracting any reasonable out of pocket costs incurred in connection with such sublease or assignment such as advertising costs, brokerage commissions, architectural fees, attorney fees and leasehold improvements for the subject space.

10.	INTENTIONALLY OMITTED.

11.	MAINTENANCE, REPAIRS, ALTERATIONS:

11.1
Tenant's Obligations: Except as set forth in Paragraph 3.1, Tenant has agreed to accept the Premises in its “AS IS” condition without any representation or warranty of any kind. Tenant acknowledges that the Premises are in good order and repair, unless otherwise indicated herein. Tenant shall, at its own expense and at all times, maintain the Premises in good and safe condition. Tenant, at Tenant's expense, shall be responsible for all maintenance and repairs required in the Premises, including, but not limited to, all electrical wiring, plumbing and HVAC installations and any other Building systems or Building equipment exclusively serving the Premises, telecommunications or computer cabling, supplemental HVAC equipment, flooring, wall surfaces, light fixtures, plumbing fixtures or the like exclusively serving the Premises. Landlord shall maintain and repair, in a first class and workmanlike manner, the roof, exterior walls, structural foundations, parking areas and other Common Areas, interior structural walls, structural components of the Building, and Building systems that do not exclusively service the Premises, including, but not limited to, mechanical, plumbing, electrical and HVAC systems in the Building that do not exclusively serve the Premises, and the costs thereof shall be included in Operating Expenses, subject to Paragraph 2.2 of the Lease. Landlord’s maintenance shall be made within a reasonable period of time (depending on the nature of the repair or replacement needed) after receiving notice from Tenant or Landlord having actual knowledge of the need for a repair or replacement.
As part of Tenant’s obligation to maintain and repair the HVAC system, Tenant shall enter into an annual contract (the “HVAC Contract”) with an air conditioning repair firm (the “HVAC Contractor”) which is fully licensed to repair air conditioning units in the State in which the Project is located and which is approved in advance by Landlord. No later than thirty (30) days prior to the Commencement Date and upon Landlord’s written request thereafter but in no event more than one (1) time per year, Tenant shall deliver to Landlord a copy of the HVAC Contract and proof that the annual premium for the HVAC Contract has been paid. The HVAC Contractor shall (i) regularly service the air conditioning unit(s), changing belts, filters and other parts as required, (ii) perform emergency and extraordinary repairs on the air conditioning units, and (iii) keep a detailed record of all services performed at the Premises and prepare a yearly report to be furnished to Landlord promptly at the end of each calendar year.
Notwithstanding anything in this Lease to the contrary, provided Tenant maintains the HVAC system serving the Premises as set forth above, including, but not limited to, maintaining the HVAC Contract, in the event that the HVAC Contractor determines that an HVAC unit serving the Premises needs maintenance or repairs that will cost in excess of $1,000.00 (the “HVAC Unit Cap”) for a particular calendar year, then Landlord shall reimburse Tenant for the cost of such maintenance or repairs in excess of the HVAC Unit Cap per HVAC unit, within thirty (30) days after Tenant provides Landlord an invoice for the cost of such maintenance or repairs, unless such maintenance or repair is required as a result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, agents or invitees.

Notwithstanding anything in this Lease to the contrary, provided Tenant maintains the HVAC system serving the Premises as set forth above, including, but not limited to, maintaining the HVAC Contract, in the event that the HVAC Contractor reasonably determines that an HVAC unit serving the Premises needs replacement, then Landlord, at Landlord’s sole cost, shall replace such HVAC unit, unless such replacement is required as a result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, agents or invitees.

11.2
Limitations: Tenant may make any improvements or alterations to the Premises without Landlord's prior written consent, if they are nonstructural, do not affect any Building system, cost less than Twenty-Five Thousand Dollars ($25,000.00) in the aggregate during any twelve (12) month period, cannot be seen from the exterior of the Premises, and otherwise comply with all Legal Requirements and the following provisions of this Paragraph 11. In addition, Tenant may make nonstructural changes to its equipment, LAN fiber and telecom and LAN wiring without Landlord’s prior written consent. All other improvements or alterations to the Premises require Landlord's prior written consent. Prior to the commencement of any repair, improvement, or alteration, Tenant shall give Landlord at least two (2) business days prior written notice in order that Landlord may post appropriate notices to avoid any liability for liens. All repairs, improvements or alterations will be made by a licensed and insured contractor, consented to by Landlord, (if such improvement or alteration requires Landlord’s prior written consent), and performed in a good and workmanlike manner. All materials used shall be of a quality comparable to or better than those in the Premises (or such specific materials that Landlord may identify) and shall be in accordance with plans and specifications approved by Landlord.

11.3
Liens: Tenant will pay all costs of construction done by it or caused to be done by it on the Premises as permitted by this Lease. Tenant will keep the Project free and clear of all construction, mechanic's, materialman's, laborer's and supplier's liens, resulting from construction done by or for Tenant. The interest of Landlord in the Premises and the Project shall not be subject to liens for improvements made by Tenant. Any lien filed by any contractor, materialman, laborer or supplier performing work for Tenant shall attach only to Tenant's interest in the Premises. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all costs and liabilities (including attorneys' fees and expenses) and any and all construction, mechanic's, materialman's, laborer's or supplier's liens arising out of or pertaining to any improvements or construction done by Tenant. All persons and entities contracting or otherwise dealing with Tenant relative to the Premises or the Project are hereby placed on notice of the provisions of this Paragraph, and Tenant shall further notify in writing such persons or entities of the provisions of this Paragraph prior to commencement of any Tenant work in the Premises. If any construction, mechanic's, materialman's, laborer's or supplier's lien is ever claimed, fixed or asserted against the Premises or any other portion of the Project in connection with any such Tenant work,

Tenant shall, within ten (10) days after receipt by Tenant of notice of such lien, discharge same as a lien either by payment or by posting of any bond as permitted by law. If Tenant shall fail to discharge any such lien, whether valid or not, within ten (10) days after receipt of notice from Landlord, Landlord shall have the right, but not the obligation, to discharge such lien on behalf of Tenant and all costs and expenses incurred by Landlord associated with the discharge of the lien, including, without limitation, attorneys' fees, shall constitute Additional Rent hereunder and shall be immediately due and payable by Tenant.

11.4
Surrender of Premises: On the last day of the Term hereof or on any sooner termination, Tenant shall surrender the Premises to Landlord in the same condition as when received, ordinary wear, tear and casualty and condemnation excepted, and clear and free of debris. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant's trade fixtures, furnishings and equipment. Any of Tenant's property remaining in the Premises after the expiration or earlier termination of this Lease shall be deemed abandoned by Tenant, and Landlord, in addition to all other rights and remedies it may have, shall have the right to keep in place and use all of such property in the Premises and/or remove any or all of such property from the Premises, which may then be disposed of, or stored at the cost of and for the account of Tenant. Landlord shall not be responsible for the care or safekeeping of any such property and Tenant waives any claim against Landlord relating thereto. The provisions of this Paragraph shall survive the expiration or earlier termination of this Lease.

12.
ENTRY AND INSPECTION: Tenant shall permit Landlord or Landlord's agents to enter upon the Premises at reasonable times upon at least one (1) business days prior notice (which may be verbal) for the purpose of inspecting the same, performing any services required of Landlord hereunder and showing the Premises to potential and existing mortgagees and purchasers and prospective tenants of other space in the Project. Notwithstanding the foregoing, Landlord is not required to give notice to Tenant if Landlord must enter the Premises because of an emergency. Tenant will permit Landlord at any time within one hundred and eighty (180) days prior to the expiration or early termination of this Lease, to place upon the Premises any usual “To Let” or “For Lease” signs, and permit potential tenants to inspect the Premises.

13.	INDEMNIFICATION:

13.1
Indemnification. Subject to Paragraph 16 below, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, demands, losses, penalties, fines, fees, charges, assessments, liabilities, damages, judgments, orders, decrees, actions, administrative or other proceedings, costs and expenses (including reasonable attorneys' and expert witness fees, and court costs) arising or alleged to arise from: (i) any violation or breach of this Lease or Legal Requirements by any Tenant Parties (as defined below), (ii) damage, loss or injury to persons, property or business directly or indirectly arising out of any Tenant

Party's use of the Premises or Project, or out of any other negligent act or omission or intentional misconduct of any Tenant Parties, or (iii) any other damage, loss or injury to persons, property or business occurring in, about or from the Premises, except to the extent that such other damage, loss or injury to persons, property or business is caused by the negligence or intentional misconduct of Landlord Parties (as defined below). For purposes of this provision, "Tenant Parties" shall mean Tenant, any other occupant of the Premises and any of their respective agents, employees, contractors, and invitees. Subject to Paragraph 16 below. Landlord shall defend, indemnify and hold Tenant harmless from and against any all claims, demands, losses, penalties, fines, fees, charges, assessments, liabilities, damages, judgments, orders, decrees, actions, administrative or other proceedings, costs and expenses (including reasonable attorneys' and expert witness fees and court costs), arising or alleged to arise from: (i) any violation or breach of this Lease by any Landlord Party (as defined below), and (ii) damage, loss or injury to persons, property or business directly or indirectly arising out of any other negligent act or omission of any Landlord Parties, except to the extent that such other damage, loss or injury to persons, property or business is caused by the negligence or intentional misconduct of Tenant Parties. For purposes of this provision "Landlord Parties" shall mean Landlord and its agents, employees and contractors. The provisions of this Paragraph 13.1 shall survive the termination of this Lease.

13.2
Release: Landlord and Tenant, for themselves and their respective heirs, legal representatives, successors and assigns, do hereby fully and forever release, remise, acquit and discharge the other party and such other party’s respective partners, managers, members, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, parents, heirs, legal representatives, successors and assigns, and each of them, of and from any and all special, consequential, remote, unforeseeable, and punitive damages. The provisions of this Paragraph 13.2 shall survive the termination of this Lease.

14.	TENANT'S INSURANCE: At all times during the Term of this Lease, Tenant shall, at its sole expense, procure and maintain the following types of insurance coverage:

14.1
Commercial General Liability: Commercial General Liability insurance, including Bodily Injury and Property Damage Liability, Products and Completed Operations, Personal and Advertising Injury Liability, and Fire Damage Liability against any and all damages and liability, including attorneys' fees and expenses, on account of or arising out of injuries to or the death of any person or damage to property, however occasioned, in, on or about the Premises in amounts not less than one million dollars ($1,000,000.00) per occurrence, three million dollars ($3,000,000.00) annual aggregate, and one hundred thousand dollars ($100,000.00) Fire Damage Liability (the required limits set forth in this Paragraph 14.1 can be met through a combination of primary and excess umbrella coverage);

14.2
Personal Property: Insurance on an all risks basis, excluding Earthquake and Flood, covering one hundred percent (100%) of the replacement cost value of property at the Premises, including leasehold improvements, trade fixtures, merchandise, furnishings, equipment, goods and inventory;

14.3
Mechanical Equipment: Where applicable, insurance covering central heating, air conditioning and ventilating systems, generators, refrigeration equipment, machinery and electrical equipment, boilers, and other high pressure piping and machinery, and other similar apparatus installed in the Premises, including Business Income loss;

14.4	Business Income: Business Interruption insurance for a period of not less than twelve (12) months from the date of fire or casualty;

14.5
Employer's Liability/Workers' Compensation: If and to the extent required by applicable law, Employer's Liability insurance with limits not less than five hundred thousand dollars ($500,000.00), and Workers' Compensation insurance providing statutory state benefits for all persons employed by Tenant in connection with the Premises;

14.6
Sprinkler Leakage: Insurance covering damage from leakage of sprinkler systems now or hereafter installed in the Premises in an amount not less than the current replacement cost covering Tenant's merchandise, Tenant's improvements and Tenant's trade fixtures; and

14.7	Automobile Liability: Automobile liability insurance in commercially reasonable amounts, covering company owned vehicles, if any.

14.8	Other Insurance: Intentionally omitted

14.9
Form of Insurance/Companies: All insurance provided for in Paragraph 14 hereof shall be in a form satisfactory to Landlord and carried with insurance companies reasonably acceptable to Landlord that are licensed or authorized to do business in the State in which the Project is located, are in good standing with the Department of Insurance in the State in which the Project is located and have a current rating issued by A.M. Best Company of not less than A-:VII, and/or whose claim paying ability is rated no lower than A by Standard & Poor's Ratings Service and A2 by Moody's Investors Service. Insurance coverage shall be written as primary policy coverage and not contributing with or excess of any coverage, which Landlord may carry, and LNR Partners, LLC, Landlord, and Landlord's managing agent shall be named as Additional Insureds with respect to Commercial General Liability and Automobile Liability, including any Umbrella or Excess policies. Tenant shall furnish Landlord at the inception of this Lease (i) a Certificate of Insurance evidencing that all such insurance is in effect and that Landlord will be given at least thirty (30) days prior written notice of cancellation or non-renewal, and (ii) proof that premiums have been paid by Tenant. Not later than fifteen (15) days prior to the expiration of any insurance policy, evidence of renewals or replacements of such policy shall be delivered to Landlord, together with proof of payment of the associated premiums. In the event Tenant shall fail to procure any contract of insurance required under the terms hereof or any renewal of or replacement for any contract of insurance that is expiring or has been canceled, Landlord may, but shall not be obligated to, procure such insurance on behalf of Tenant and the cost thereof shall be payable to Landlord as Additional Rent within ten (10) days following written demand therefor.

15.	LANDLORD'S INSURANCE:

15.1
All Risk: Landlord (or its principals naming Landlord as an additional insured) shall maintain fire and extended coverage insurance on the Project and the Premises (which may include vandalism and malicious mischief coverage) and such endorsements as Landlord may require (or is otherwise reasonably consistent with other similarly situated buildings) in an amount not less than the full replacement value thereof (which may be exclusive of foundations), or in such amounts as any mortgagee of Landlord shall require, with such deductibles as shall be determined by Landlord from time to time. Landlord (or its principals naming Landlord as an additional insured) reserves the right to self-insure the Project so long as a financial institution such as an insurance company, bank, savings and loan association, or pension fund having a net worth of at least one hundred million dollars ($100,000,000.00) owns an interest in the Project of fifty percent (50%) or more. Landlord (or its principals naming Landlord as an additional insured) also reserves the right to provide the insurance required hereunder as part of a blanket policy. All insurance obtained by Landlord in connection with the Project shall be passed through to the tenants of the Project, including Tenant, as part of the Operating Expenses, and payments for losses thereunder shall be made solely to Landlord or Landlord's mortgagee as their interests shall appear. In the event of self-insurance, the premium cost equivalency of such policy or policies shall be a part of the Operating Expenses. In the event of blanket insurance, Landlord shall reasonably allocate the portion of the blanket premium to the Operating Expenses for the Project.

15.2
Liability: Landlord shall maintain a policy or policies of commercial general liability insurance with respect to the Common Areas and the activities thereon in such amounts as Landlord or any mortgagee of Landlord may require. Such liability insurance shall be passed through to the tenants of the Project, including Tenant, as part of the Operating Expenses, and payments for losses thereunder shall be made solely to Landlord or Landlord’s mortgagee as their interests appear. In the event of self-insurance (as referenced in Paragraph 15.1 above), the premium cost equivalency of such policy or policies shall be part of the Operating Expenses.

15.3
Other: Landlord may purchase other insurance which Landlord or any mortgagee of Landlord may reasonably require, provided that such insurance is similar to insurance generally purchased by other landlords of properties similar to the Project and located in the greater Tampa/St. Petersburg, Florida area. The costs of all such insurance shall be part of the Operating Expenses. Landlord may hereafter raise or lower such coverage in such amounts as may from time to time be prudent to Landlord within its reasonable discretion or as Landlord's mortgagee may require.

16.
SUBROGATION; WAIVER: Landlord and Tenant shall each obtain from their respective insurers under all policies of property insurance maintained by either of them at any time during the Term hereof insuring or covering the Premises or Project, as applicable, a waiver of all rights of subrogation which the insurer of one party might otherwise have, if at all, against the other party. Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by property insurance policies required to be carried by the parties pursuant to this Lease or actually carried by the parties to this Lease, even if such loss or damage shall be brought about by the fault or negligence of the other party or such party’s agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Paragraph 21 below. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance required pursuant to the terms of this Lease and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. In addition, if not otherwise covered by insurance maintained by Landlord or Tenant and attributable to the gross negligence or willful misconduct of Landlord, Tenant assumes all risk of damage of Tenant’s property within the Premises and the Project, including any loss or damage caused by water leakage, fire, wind storm, explosion, theft, act of any other tenant, or other cause. The foregoing sentence shall in no event negate any responsibilities of Landlord for maintaining the Premises and Project as required by the terms of this Lease.

17.	UTILITIES AND SERVICES:

17.1
Standards. Landlord will provide, at points in or near the Premises, the facilities necessary to enable Tenant to obtain for the Premises water, electricity, telephone and sanitary sewer service. Tenant shall not at any time over burden or exceed the capacity of the mains, feeders, ducts, conduits, or other facilities by which such utilities are supplied to, distributed in or serve the Premises. If Tenant desires to install any equipment which shall require additional utility facilities or utility facilities of a greater capacity than the facilities provided by Landlord, such installation shall be subject to Landlord’s prior written approval of Tenant’s plans and specifications therefor. If Landlord approves such installation and if Landlord provides such additional facilities to accommodate Tenant’s installation, Tenant agrees to pay Landlord, on demand, the cost for providing such additional utility facilities or utility facilities of greater capacity.

Tenant agrees that it shall be responsible for the payment of all utilities, including water, gas, electricity, heat and other services delivered to the Premises that are separately metered, after expiration of the Tenant Improvement Period. Tenant shall be permitted to furnish its own janitorial services and security services.

17.2
Temporary Interruption: Landlord reserves the right, without any liability to Tenant and without affecting Tenant's covenants and obligations hereunder, to stop or interrupt or reduce any of the services listed in this Paragraph 17 or to stop or interrupt or reduce any other services required of Landlord under this Lease, whenever and for so long as may be necessary, by reason of (i) accidents, emergencies, strikes or the occurrence of any of the other events of force majeure, (ii) the making of repairs or changes which Landlord is required by law or is permitted by this Lease to make or in good faith deems necessary, (iii) difficulty or excessive expense in securing proper supplies of fuel, steam, water, electricity, or (iv) any other cause beyond Landlord's reasonable control, whether similar or dissimilar to the foregoing. Landlord does not warrant that the services provided for in this Lease will be free from interruption or stoppage resulting from the above causes, and, except as set forth below, specifically no reduction, interruption or stoppage of any such services for any reason, shall ever be construed as an eviction of Tenant nor shall the same cause any abatement of the Rent payable hereunder or in any manner or for any purpose relieve Tenant from any of Tenant's obligations hereunder, and in any event, Landlord shall not be liable for any loss, cost or damage, direct or consequential, of any nature arising in connection with interruption or stoppage of any of such services or for any damage to persons or property resulting therefrom; provided, however, Landlord agrees to use reasonable diligence to resume the service or to cause the same to be resumed. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Paragraph 17. Notwithstanding anything above to the contrary, if: (a) any services or utilities required to be provided by Landlord hereunder are interrupted or discontinued, and Tenant is unable to and does not use the Premises as a result of such interruption or discontinuance, (b) Tenant shall have given written notice respecting such interruption or discontinuance to Landlord, and Landlord shall have failed to cure such interruption or discontinuance within three (3) consecutive days after receiving such notice, and (c) such interruption or discontinuance is caused by the negligence or willful misconduct of Landlord or Landlord’s employees, contractor or other agents, then Rent hereunder shall be abated from the date of the interruption or discontinuance until such time as such services or utilities are restored or Tenant begins using the Premises again for the purposes of conducting its business, whichever shall first occur.

17.3
Security: Landlord shall have no obligation to provide any security whatsoever for the Building, the Premises, the Project and/or Tenant's business therein. Tenant does hereby acknowledge and agree that Tenant shall provide and be solely responsible for its own security, at Tenant's sole cost and expense, as may be required for the operation of Tenant's business within the Premises. Except to the extent caused by Landlord’s negligence or willful misconduct, Landlord shall have no liability to Tenant and its employees, agents or invitees for losses due to theft or burglary, or for damages done by unauthorized persons in the Premises, the Building, any parking facility, or the Project, or for any injury, trauma or other harm to any person, and neither shall Landlord be required to insure against any such losses. Tenant shall be responsible for all repairs and replacements of damage and/or destruction of the Premises necessitated by burglary or attempted burglary, or any other illegal or forcible entry into the Premises. Notwithstanding the foregoing, Tenant acknowledges and agrees that Landlord may, but will not be required to, adopt and provide security services for the Project from time to time. Tenant shall cooperate fully in any efforts of Landlord to maintain security in the Project and shall follow all rules and regulations promulgated by Landlord with respect thereto. However, any security services that are voluntarily undertaken by Landlord may be changed or discontinued from time to time in Landlord's sole and absolute discretion, without liability to Tenant and its employees, agents or invitees.

18.
CONDEMNATION: If the whole or substantially the whole of the Building or Premises should be taken for any public or quasi-public use, by right of eminent domain or otherwise or should be sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Building and/or Premises is taken by the condemning authority. If less than the whole or substantially the whole of the Building, Premises or Project is thus taken or sold, Landlord (whether or not the Premises are affected thereby) may, at its option, terminate this Lease by giving written notice thereof to Tenant within sixty (60) days of such taking; in which event this Lease shall terminate as of the date when physical possession of such portion of the Building, the Premises or the Project is taken by condemning authority. If less than the whole or substantially the whole of the Premises, or the access drive and parking spaces Common Areas is thus taken or sold and comparable alternative access drive and parking spaces are not available for Tenant’s use, either party may terminate this Lease by giving written notice thereof to the other party within sixty (60) days of such taking; in which event this Lease shall terminate as of the date when physical possession of such portion of the Premises or Common Areas is taken by condemning authority. If this Lease is not terminated upon any such taking or sale, and if the Premises are affected, the Rent payable hereunder shall be diminished by an equitable amount, and Landlord shall, to the extent feasible, restore the Building, including but not limited to the parking, and, if affected, the Premises to substantially their former condition, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building and installing the Tenant Improvements, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such taking.

Notwithstanding the foregoing, in the event that the amount received by Landlord as compensation for such taking is insufficient to enable Landlord to restore the Premises to the condition required pursuant to this Paragraph 18, and Landlord elects not to use its own money to restore the Premises to the condition required pursuant to this Paragraph 18, Landlord shall send written notice to Tenant of such election within thirty (30) days after the final determination of the amount of the award. If Landlord’s election to not restore the Premises to the condition required pursuant to this Paragraph 18 has a material adverse effect on Tenant’s ability to operate its business in the Premises as reasonably determined by Tenant, then Tenant may terminate this Lease by giving written notice thereof to Landlord within sixty (60) days of Tenant’s receipt of Landlord’s notice described in this sentence above; in which event this Lease shall terminate as of the date set forth in such written notice, which in no event will be less than thirty (30) days after the date of delivery of such written notice. All amounts awarded upon a taking of any part or all of the Project, Building, or Premises shall belong to Landlord, and Tenant shall not be entitled to any part thereof, provided, however, that Tenant shall be entitled to retain any amount separately awarded to it for its trade fixtures, loss of profits, the taking of Tenant’s personal property or moving expenses if such award to Tenant does not reduce Landlord's award.

19.
TRADE FIXTURES: Any and all improvements made to the Premises during the Term hereof shall, unless Landlord requests their removal, belong to the Landlord without compensation, allowance or credit to Tenant, except movable trade fixtures of the Tenant which can be removed without defacing the Premises or any portion of the Building or Project. Tenant shall be directly responsible for taxes upon, measured by or reasonably attributable to the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant other than the initial improvements to be installed at Landlord’s expense regardless of whether title to such improvements is in Tenant or Landlord.

20.	DESTRUCTION OF PREMISES:

20.1
Termination or Repair: If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord if Landlord does not otherwise have actual knowledge thereof. In case the Building or the Project or any parking shall be so damaged that substantial alteration or reconstruction of the Building or the Project shall, in Landlord's sole opinion, be required (whether or not the Premises shall have been damaged by such casualty), or in the event any mortgagee of Landlord's interest in the Building or the Project should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt, or in the event of any material uninsured loss to the Building or the Project, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such casualty. If Landlord does not elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building and to restore the Premises to the condition in which the Premises existed as of the Commencement Date; except that Landlord’s obligation to restore shall not require Landlord to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty. Notwithstanding the foregoing, in the event that the amount of insurance proceeds actually received by Landlord as a result of the casualty is insufficient to enable Landlord to restore the Premises to the condition required pursuant to this Paragraph 20, and Landlord elects not to use its own money to restore the Premises to the condition required pursuant to this Paragraph 20, Landlord shall send written notice to Tenant of such election within thirty (30) days after the final determination of the amount of the insurance proceeds. If Landlord’s election to not restore the Premises to the condition required pursuant to this Paragraph 20 has a material adverse effect on Tenant’s ability to operate its business in the Premises as reasonably determined by Tenant, then Tenant may terminate this Lease by giving written notice thereof to Landlord within sixty (60) days of Tenant’s receipt of Landlord’s notice described in this sentence above; in which event this Lease shall terminate as of the date set forth in such written notice, which in no event will be less than thirty (30) days after the date of delivery of such written notice. Notwithstanding anything to the contrary contained in this Paragraph, Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damage resulting from any casualty contained under this Paragraph occurs during the final twelve (12) months of the Lease Term unless Tenant exercises a Renewal Option, and Landlord may terminate this Lease if Tenant does not exercise a Renewal Option. Tenant shall have the option of terminating the Lease if: (i) Landlord has failed to substantially restore the damaged Building or Project or Premises within two hundred seventy (270) days of the casualty (the “Restoration Period”) or if the Premises or Building or Project are damaged during the last Lease Year of the Term; and (ii) Tenant gives Landlord notice after the end of the Restoration Period but prior to the restoration being completed, or, in the event of a casualty during the last Lease Year of the Term, within sixty (60) days after such casualty.

20.2
Abatement of Rent: Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such casualty damage or the repair thereof; except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a fair diminution of Rent during the time and to the extent the Premises are unfit for occupancy. If the Premises or any other portion of the Building or Project be damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant's agents, contractors, employees, or invitees, the Rent hereunder shall not be diminished during the repair of such damage, but only to the extent such Rent is not covered by insurance proceeds, and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building or Project caused thereby to the extent such cost and expense is not covered by insurance proceeds.

20.3
Last Year of Term: Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damage resulting from any casualty contained under this Paragraph occurs during the final twelve (12) months of the Lease Term, and Landlord or Tenant may terminate the Lease upon written notice to the other within thirty (30) days after the occurrence of the damage or destruction.

21.	HAZARDOUS SUBSTANCES:

21.1
Tenant's Responsibilities: At its own expense, Tenant will procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Tenant's use of the Premises. Tenant will not cause or permit any Hazardous Substance to be brought upon, kept or used in or about the Project by Tenant, its agents, employees, contractors or invitees without the prior written consent of Landlord, except for routine office cleaning supplies that may be deemed Hazardous Substances and such other substances that are routinely kept in the Premises by Tenant in connection with its business, provided such Hazardous Substances are stored, used and removed in compliance with all Legal Requirements and Environmental Laws. Tenant will cause any and all Hazardous Substances brought upon the Premises by Tenant to be removed from the Premises and transported solely by duly licensed haulers to duly licensed facilities for final disposal of such materials and wastes. Tenant will, in all respects, handle, treat, deal with and manage any and all Hazardous Substances in, on, under or about the Premises in total conformity with all applicable Environmental Laws and prudent industry practices regarding management of such Hazardous Substances. Upon expiration or earlier termination of the Term of the Lease, Tenant will cause all Hazardous Substances placed on, under or about the Premises by Tenant or at Tenant's direction to be removed and transported for use, storage or disposal in accordance and compliance with all applicable Environmental Laws. Tenant will not take any remedial action in response to the presence of any Hazardous Substances in or about the Premises or the Project, nor enter into any settlement agreement, consent decree or other compromise in respect to any claims relating to any Hazardous Substances in any way connected with the Premises without first notifying Landlord of Tenant's intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert and protect Landlord's interests with respect thereto.

21.2
Indemnification: If the Premises or the Project become contaminated in any manner for which Tenant is legally liable, or if the Premises otherwise become affected by any release or discharge of a Hazardous Substance, Tenant shall immediately notify Landlord of the release or discharge of the Hazardous Substance, and Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, attorneys’ fees and expenses at all levels) arising during or after the Term of this Lease and arising as a result of such contamination, release or discharge. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal or restoration mandated by federal, state or local agency or political subdivision. This provision of this Paragraph 21.2 shall survive termination of this Lease.

22.	EVENTS OF DEFAULT: If one or more of the following events (each an “Event of Default”) occurs, such occurrence constitutes a breach of this Lease by Tenant:

22.1	Abandonment/Vacation: Intentionally omitted.

22.2
Rent: Tenant fails to pay any monthly Base Rent or Operating Expense Rent, if applicable, as and when the same becomes due and payable, and such failure continues for more than five (5) days after Landlord gives written notice to Tenant; or

22.3
Other Sums: Tenant fails to pay any other sum or charge payable by Tenant hereunder as and when the same becomes due and payable, and such failure continues for more than five (5) days after Landlord gives written notice thereof to Tenant; or

22.4
Other Provisions: Tenant fails to perform or observe any other non-monetary agreement, covenant, condition or provision of this Lease to be performed or observed by Tenant as and when performance or observance is due (or immediately if the failure involves a hazardous condition), and such failure continues for more than thirty (30) days after Landlord gives written notice thereof to Tenant, or if the default cannot be reasonably cured within said thirty (30) day period and Tenant fails promptly to commence with due diligence and dispatch the curing of such default within said thirty (30) day period or, having so commenced, thereafter fails to prosecute or complete with due diligence and dispatch the curing of such default; or

22.5
Insolvency: Tenant or (a) files or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (b) makes an assignment for the benefit of its creditors; (c) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; or (d) takes action for the purpose of any of the foregoing; or

22.6
Receiver: A court or governmental authority of competent jurisdiction, without consent by Tenant, enters an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to Tenant, or with respect to any substantial power of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Tenant, or if any such petition is filed against Tenant and such receivership or petition is not dismissed within sixty (60) days; or

22.7	Attachments: This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within sixty (60) days; or

22.8	Assignment/Sublease: Tenant assigns this Lease or subleases all or any portion of the Premises in contravention of the terms and conditions of Paragraph 9.

23.	REMEDIES UPON DEFAULT:

23.1
Termination: Upon the occurrence of an Event of Default under this Lease, Landlord may, at its option, terminate the Lease and repossess the Premises pursuant to the laws of the State in which the Project is located and recover from Tenant as damages:

(a)
the unpaid Rent (including, but not limited to, Base Rent and Operating Expense Rent) and other amounts due at the time of termination, plus interest thereon at the rate of ten percent (10%) per annum from the due date until paid;

(b)
the present value of the balance of the Rent for the remainder of the Term after termination, less the present value of the fair market value rental of the Premises for said period (both determined by applying a discount rate of the Wall Street Journal Prime Rate); and

(c)
any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, without limitation, the cost of recovering the Premises.

23.2	Landlord's Options: Landlord may, in the alternative:

(i)
continue this Lease in effect, as long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all its rights and remedies under the Lease, including the right to recover the Rent as it becomes due under the Lease; or

(ii)
terminate Tenant's right of possession (but not this Lease) and repossess the Premises pursuant to the laws of the State in which the Project is located in which event Landlord may, but shall be under no obligation to do so (except to the extent required by the laws of the State in which the Project is located), relet the Premises for the account of Tenant for such Rent and upon such terms as shall be satisfactory to Landlord. For purpose of such reletting Landlord is authorized by Tenant to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary or convenient, at Tenant's expense. Tenant shall also be responsible for Rent for the period that the Premises are vacant and all costs of re-letting, including, without limitation, brokerage commissions and attorneys' fees. Tenant shall be liable for any deficiency of such rental below the total rental and all other payments herein provided for the unexpired balance of the Term of this Lease. If said breach of the Lease continues, Landlord may, at any time thereafter, elect to terminate the Lease; or

(iii)	exercise any and all other rights and remedies available to Landlord at law or in equity.

24.	LETTER OF CREDIT; SECURITY DEPOSIT:

24.1
Upon Tenant’s execution of this Lease, Tenant shall provide Landlord an irrevocable, assignable, unconditional letter of credit (the “Letter of Credit”) in the amount of Three Hundred Seventy-Five Thousand and 00/100 Dollars ($375,000.00), issued by a financial institution with an office in the Tampa/St. Petersburg, Florida area that is approved by Landlord, and naming Landlord as beneficiary. Prior to Landlord’s first payment to Tenant of any portion of the Tenant Improvement Allowance (as defined in Schedule 3), Tenant shall provide Landlord a replacement, irrevocable, assignable, unconditional Letter of Credit in the amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00), issued by a financial institution with an office in the Tampa/St. Petersburg, Florida area that is approved by Landlord, and naming Landlord as beneficiary. Tenant shall pay the fees charged for the Letter of Credit and any renewals thereof that may be required under this Paragraph. The Letter of Credit shall have an expiration date not less than twelve (12) months after the date of issuance (and not less than twelve (12) months after the date this Lease is fully executed) and shall satisfy the provisions of this Paragraph 24 and otherwise be in a form and content reasonably satisfactory to Landlord (including provisions regarding assignability to a successor landlord). The Landlord shall use commercially reasonable efforts to cooperate with Tenant to effect reductions in the Letter of Credit in compliance with the terms of the Lease and, to the extent required by the issuer of the Letter of Credit, Landlord shall sign authorizations and similar documents evidencing its consent to the reductions. Tenant shall provide Landlord with a substitute letter of credit or extension of the existing Letter of Credit (either of which must have an expiration date no earlier than twelve (12) months after the expiration of the then current Letter of Credit) not less than thirty (30) days prior to the expiration date of the then current Letter of Credit.

24.2
Landlord's right to draw upon the Letter of Credit may only be exercised if one or more of the following events (collectively "Draw Events") occurs: (i) if any Event of Default occurs under the Lease; and/or (ii) the expiration date of the Letter of Credit (as the same may be extended) is no more than thirty (30) days in advance and Tenant has not provided Landlord with a replacement Letter of Credit satisfying the requirements of this Paragraph.

24.3
Upon the occurrence of a Draw Event, Landlord shall be entitled to make a full or partial draw upon the Letter of Credit and apply the proceeds thereof to amounts due under this Lease and otherwise hold any portion of the Letter of Credit drawn but not applied to amounts due under this Lease as a security deposit for the faithful performance and observance by Tenant of the provisions of this Lease. If the Landlord holds any portion of the Letter of Credit as a security deposit under this Lease, the parties agree that (i) Tenant shall not be entitled to any interest on the security deposit, (ii) Landlord shall have the right to commingle the security deposit with Landlord’s other funds, and (iii) Landlord may use the whole or any part of the security deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease. If Landlord uses all or any portion of such security deposit as herein provided, within ten (10) days after demand, Tenant shall pay Landlord cash in an amount equal to that portion of the security deposit used by Landlord.

24.4
Notwithstanding any provision in this Paragraph 24 to the contrary, on each anniversary date of the Rent Commencement Date, provided that Tenant is not then in default under the Lease beyond applicable notice and cure periods, the amount of the Letter of Credit shall be reduced by an amount equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

24.5
Notwithstanding any provision in this Paragraph 24 to the contrary, on the third (3rd) anniversary of the Rent Commencement Date, Tenant shall deliver to Landlord the Security Deposit in the amount set forth in Paragraph 1, and such Security Deposit shall secure the performance of the Tenant's obligations hereunder. Landlord may, but shall not be obligated to, apply all or portions of the Security Deposit on account of Tenant's obligations hereunder. In the event that Landlord applies all or a portion of the Security Deposit to Tenant's obligations hereunder, Tenant shall be obligated, within ten (10) days after receipt of notice from Landlord, to deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount stated in Paragraph 1 above. Failure to deposit such cash shall be a default under the terms of this Lease. Provided Tenant is not in default, any balance remaining upon termination shall be returned to Tenant. Tenant shall not have the right to apply the Security Deposit in payment of the last month's Rent. No interest shall be paid by Landlord on the Security Deposit. In the event of a sale of the Project, Landlord shall have the right to transfer the Security Deposit to the purchaser, upon such transfer Landlord shall have no further liability with respect thereto, and Tenant agrees to look solely to such purchaser for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit in a segregated account, and the Security Deposit may be commingled with other funds of Landlord. Unless Landlord uses the Security Deposit to cure the fault of Tenant, then Landlord shall, within thirty (30) days after the Expiration Date or earlier termination of this Lease, refund to Tenant any funds remaining in the Security Deposit.

25.
WAIVER OF LANDLORD’S LIEN. Landlord hereby waives any statutory liens and any rights of distress with respect to the Tenant’s Property (defined below) from time to time located within the Premises. This Lease does not grant a contractual lien or any other security interest to Landlord or in favor of Landlord with respect to Tenant’s Property. Landlord further agrees to execute and deliver such instruments reasonably requested by Tenant from time to time to evidence the aforesaid waiver of Landlord. Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord related to such instruments. “Tenant’s Property” shall mean all movable partitions, trade fixtures, equipment, computers, furniture, signage, furnishings and movable personal property owned by Tenant and located in the Premises that can be removed without structural damage to the Building.

26.
LIMITATION ON LANDLORD'S PERSONAL LIABILITY: Tenant specifically agrees to look solely to Landlord's interest in the Project and any proceeds from the Project for the recovery of any judgment from Landlord, it being agreed that Landlord (and any officers, shareholders, partners, members, managers, directors, employees, affiliates, subsidiaries or parents of Landlord) shall never be personally liable for any such judgment. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Project, Building and/or Premises referred to herein, and in such event and upon such transfer, Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

27.
ATTORNEYS' FEES: In the event there is any legal action or proceeding between Landlord and Tenant to enforce any provision of this Lease or to protect or establish any right or remedy of either Landlord or Tenant hereunder, the unsuccessful party to such action or proceeding will pay to the prevailing party all costs and expenses, including reasonable attorneys' fees at all tribunal levels (including allocated costs of Landlord's in-house attorney), incurred by such prevailing party in such action or proceeding and in any appearance in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys' fees will be determined by the court handling the proceeding and will be included in and as a part of such judgment.

28.	WAIVER: No failure of either party to enforce any term hereof shall be deemed to be a waiver. The failure of either party to insist at any time upon the strict performance of any covenant or agreement contained herein or to exercise any option, right, power, or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. No payment by Tenant or receipt by Landlord of a lesser amount than the applicable Rent payment due under this Lease shall be deemed to be other than on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

29.
SEVERABILITY: If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term hereof, then it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of both parties that in lieu of each clause or provision that is illegal, invalid or unenforceable, there shall be added as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable. The inadvertent failure to attach any exhibit (or schedule or addendum) described in this Lease to the fully executed version hereof shall not render this Lease invalid, incomplete, or ineffective in any way. Upon notice from one party to the other, Landlord and Tenant shall cooperate in good faith to provide any missing information regarding such missing exhibit, and shall both append the missing exhibit to their respective fully executed original of the Lease.

30.
NOTICES: Unless otherwise set forth in this Lease, any notice, demand, or request to be given under this Lease (i) may be given by either party or its attorney or agent, (ii) shall be in writing, and (iii) shall be deemed to have been properly given (a) on the date delivered personally (including by courier), (b) one (1) business day following deposit with a nationally recognized overnight delivery service, (c) three (3) business days following deposit with the United States Postal Service (designated certified mail, return receipt requested, bearing adequate postage and addressed as designated in Paragraph 1 of the Lease), or (d) upon refusal of delivery by the recipient. Landlord's address for notices may be changed by ten (10) days prior written notice from time to time. The foregoing notice provisions shall in no way prohibit notices from being given as provided by statute or in the rules or civil procedure of the state in which the Building is located, as the same may be amended from time to time (including by posting notice on the door of the Premises) and any notice so given shall constitute notice herein.

31.
HOLDING OVER: Any holding over after the expiration or termination of this Lease shall be construed as a tenancy at sufferance at a rental of (i) one hundred fifty percent (150%) of the Base Rent and (ii) Operating Expense Rent for the month of the Lease Term preceding the month in which the expiration or termination occurred.

32.	TIME: Time is of the essence with respect to the obligations of any party under this Lease.

33.
HEIRS, ASSIGNS, SUCCESSORS: This Lease is binding upon and inures to the benefit of the assigns and successors in interest of Landlord and is binding upon and inures to the benefit of Tenant and Tenant's heirs and successors and, to the extent assignment may be approved by Landlord hereunder, Tenant's assigns.

34.
SUBORDINATION: This Lease is and shall always be subject and subordinate to the lien of any mortgages which are now or shall at any future time be placed upon the Project, the Premises or Landlord's rights hereunder, and to any renewals, extensions, modifications or consolidations of any such mortgage. However, Tenant’s agreement to subordinate Tenant’s interest in this Lease to the lien of any future mortgage is conditioned upon Tenant’s receipt of a commercially reasonable subordination, non-disturbance and attornment agreement (an “SNDA”) from any mortgagee or ground lessor of the Project, which SNDA shall provide that mortgagee or the ground lessor shall not terminate the Lease nor disturb the possession of Tenant under the Lease upon any judicial or non‑judicial foreclosure of the mortgage, acquisition of title to the Project by deed-in-lieu of foreclosure, termination of the ground lease, or otherwise, so long as no Event of Default shall have occurred and remain uncured and this Lease is otherwise in full force and effect. In the event Tenant receives such SNDA, then, at Landlord’s request, Tenant shall execute promptly any appropriate certificate or instrument that Landlord may reasonably request. Landlord warrants that there is no mortgage lien on the Project, the Premises or Landlord’s rights thereunder as of the date of this Lease.

35.
ESTOPPEL CERTIFICATE: Tenant shall, at any time upon not less than ten (10) days prior written notice from Landlord, but no more frequently than two (2) times per year, execute, acknowledge and deliver to Landlord a statement in writing on the form provided by Landlord: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), the amount of any security deposit, and the date to which the Rent and other charges are paid in advance, if any; and (ii) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by a prospective purchaser or encumbrancer to the Premises. At Landlord's option, Tenant's failure to deliver such statement within such time shall be an Event of Default under this Lease or shall be conclusive upon Tenant: (A) that this Lease is in full force and effect, without modification, except as may be represented by Landlord; (B) that there are no uncured defaults in Landlord's performance; and (C) that not more than one month's Rent has been paid in advance or such failure may be considered by Landlord as a default by Tenant under this Lease.

36.
FINANCIAL STATEMENTS. Tenant shall furnish Landlord, within ten (10) business days after Landlord's request therefor, its most recent financial statement of Tenant. Unless: (i) Landlord has reason to believe there has been a material reduction in the financial worth of any of such parties; or (ii) requested by any current or proposed lender, investor or purchaser of Landlord or the Building, such financial statement(s) shall not be required to be furnished more than twice each calendar year. If Tenant is a publicly traded company and Tenant's financial information is publicly available, Tenant shall not be obligated to deliver annual financial statement(s).

37.	REPRESENTATIONS; AUTHORITY:

37.1
Tenant: Tenant represents and warrants that: (i) there are no proceedings pending or, to the knowledge of Tenant, threatened before any court or administrative agency that would materially adversely affect the ability of Tenant to enter into this Lease or the validity or enforceability of this Lease; (ii) there is no provision of any existing mortgage, indenture, contract or agreement binding on Tenant which would conflict with or in any way prevent the execution, delivery or performance of the terms of this Lease; (iii) if Tenant is a corporation, limited liability company, partnership or other legal entity, the person executing this Lease on behalf of Tenant represents and warrants that this Lease has been authorized and approved by the appropriate officers, members, managers, partners, beneficiaries, shareholders or other beneficial owner(s) of Tenant as may be required by law; (iv) Tenant is in good standing, qualified to do business in the state in which the Project is located; (v) Tenant has full right, power and lawful authority to execute, deliver and perform its obligations under this Lease, in the manner and upon the terms contained herein, and to grant the estate herein demised, with no other person needing to join in the execution hereof in order for this Lease to be binding on Tenant; and (vi) the financial information provided by Tenant to Landlord materially and accurately depicts the financial condition of Tenant as of the Effective Date of this Lease.

37.2
Landlord: Landlord represents and warrants to Tenant that Landlord has full right, power and lawful authority to execute, deliver and perform its obligations under this Lease, in the manner and upon the terms contained herein, and to grant the estate herein demised.

38.	JOINT AND SEVERAL LIABILITY: Intentionally omitted.

39.
FORCE MAJEURE: Except with respect to the required dates for delivery for condemnation and casualty for which there is no extension, Landlord shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from doing so by cause or causes beyond Landlord's absolute control which shall include, without limitation, civil commotion, civil disorder, riot, civil disturbance, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations, orders, moratoriums or controls, fire or other casualty or Acts of God.

40.	RECORDING: Tenant shall not record this Lease, or any memorandum or short form thereof, without the written consent and joinder of Landlord, which may be unreasonably withheld.

41.
BROKERS: Landlord and Tenant each represent and warrant one to the other that except for the Brokers set forth in Paragraph 1, neither of them has employed any broker in connection with the negotiations of the terms of this Lease or the execution thereof. Landlord and Tenant hereby agree to indemnify and to hold harmless each other against any loss, expense or liability with respect to any claims for commissions, finder’s fees or brokerage fees arising from or out of any breach of the foregoing representation and warranty. Landlord shall be responsible for paying any commission due Landlord’s Broker in connection with this transaction pursuant to a separate written agreement between Landlord and Landlord’s Broker. Landlord's Broker shall be responsible for any payment due to Tenant's Broker pursuant to a separate written agreement between Landlord's Broker and Tenant's Broker.

42.
ENTIRE AGREEMENT: The foregoing, together with all Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties and may be modified only by a writing signed by both parties.

43.
GOVERNING LAW: This Lease shall be construed in accordance with the laws of the State in which the Project is located. Exclusive venue in any legal proceeding related to or arising out of this Lease shall be in the county and state where the Premises are located, and Tenant submits to personal jurisdiction and venue in such forum.

44.
EFFECT OF DELIVERY OF THIS LEASE: LANDLORD HAS DELIVERED A COPY OF THIS LEASE TO TENANT FOR TENANT'S REVIEW ONLY, AND THE DELIVERY HEREOF DOES NOT CONSTITUTE AN OFFER TO TENANT OR OPTION TO LEASE. THIS LEASE SHALL NOT BE EFFECTIVE UNTIL A FULLY EXECUTED COPY OF THIS LEASE HAS BEEN DELIVERED TO BOTH LANDLORD AND TENANT.

45.
WAIVER OF THE RIGHT TO TRIAL BY JURY: LANDLORD AND TENANT HEREBY KNOWINGLY AND INTENTIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING THAT LANDLORD OR TENANT MAY HEREINAFTER INSTITUTE AGAINST EACH OTHER WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATED TO THIS LEASE OR THE LEASED PREMISES WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

46.
BANKRUPTCY: Landlord and Tenant understand that, notwithstanding certain provisions to the contrary contained herein, a trustee or debtor in possession under the Bankruptcy Code may have certain rights to assume or assign this Lease. Landlord and Tenant further understand that, in any event, Landlord is entitled under the Bankruptcy Code to adequate assurances of future performance of the provisions of this Lease. The parties agree that, with respect to any such assumption or assignment, the term “adequate assurance” shall include at least the following:

46.1	In order to assure Landlord that the proposed assignees will have the resources with which to pay all Base Rent, Operating Expense Rent or other sum payable by

Tenant pursuant to the provisions of this Lease, any proposed assignee must have, as demonstrated to Landlord's satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth of Tenant on the date this Lease became effective, increased by seven percent (7%), compounded annually, for each year from the Commencement Date through the date of the proposed assignment. It is understood and agreed that the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

46.2
Any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business does not violate the Permitted Use, and such proposed assignee shall continue to engage in the Permitted Use and will not cause Landlord to be in violation or breach of any provision in any other lease, financing agreement, operating agreement or other agreement relating to the Project. It is understood and agreed that Landlord's asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use.

46.3	Any proposed assignee of this Lease must assume and agree to be personally bound by the provisions of this Lease.

47.
SURVIVAL: Anything contained in this Lease to the contrary notwithstanding, the expiration or termination of the Term of the Lease, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant's obligations accruing prior to the expiration or termination of the Term, all of which shall survive the same, whether or not same is expressly stated in the particular paragraph of this Lease, including, without limitation, Tenant's obligations with respect to: (i) the payment of Rent, (ii) any provisions of this Lease with respect to indemnities of Landlord made by Tenant; and (iii) the removal of all property of Tenant required to be removed hereunder and the repair of all damage to the Premises caused by such removal at the expiration or termination of this Lease to the extent required hereunder.

48.	COUNTERPARTS: This Lease may be executed in any number of counterparts, which when taken together shall constitute one complete document.

49.
TELECOM: Tenant shall have the right to use the risers, raceways, conduits, or mechanical rooms in the Building for telecom purposes, with Landlord’s express written consent, which consent Landlord shall not unreasonably withhold, condition or delay.

50.
CONFIDENTIALITY: Tenant agrees, on behalf of Tenant and Tenant’s employees, agents, contractors, consultants, partners, affiliates, assignees and subtenants, not to disclose the terms of this Lease or the results of any audit of Landlord’s books and records under this Lease to any third party except (i) legal counsel to Tenant, (ii) any assignee of Tenant’s interest in this Lease or any subtenant of Tenant relative to the Premises (or any portion thereof), (iii) as required by applicable law or by subpoena or other similar legal process, (iv) for financial reporting purposes or (v) to comply with applicable securities law.

51.	DAYS: Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

52.
OFAC REPRESENTATION: For purposes hereof, “List” shall mean the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, and “OFAC” shall mean the Office of Foreign Assets Control, Department of the Treasury. Each party represents and warrants to the other that (i) each Person owning a ten percent (10%) or greater interest in such party is (A) not currently identified on the List, and (B) is not a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States and (ii) each party has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. Each party shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect and shall use reasonable efforts to notify the other in writing if any of the forgoing representations, warranties or covenants are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached. In addition, at the request of a party, the other party shall provide such information as may be requested by the requesting to determine the other party's compliance with the terms hereof.

53.
TENANT REQUESTS: Landlord shall accept or reject any request by Tenant to sign any agreement that is ancillary to this Lease in Landlord's reasonable discretion (including without limitation, an agreement to subordinate a lien held by Landlord in favor of a third-party lender, an agreement relating to an assignee or subtenant of Tenant, or an estoppel letter request by Tenant). Tenant shall promptly reimburse Landlord, as Additional Rent, for any costs incurred by Landlord in connection with the negotiation, preparation, review, or execution any such agreement, including without limitation, Landlord's attorneys' fees or the allocated costs of Landlord's in-house counsel.

54.	GUARANTOR: Intentionally omitted.

55.	ADDENDUM: Intentionally omitted.

56.	RENEWAL OPTION:

56.1
Provided Tenant is not in default beyond any applicable grace period as of the date of exercise of the Renewal Option nor at the date of the commencement of the Renewal Term, and Tenant has not done anything nor failed to do anything that, with the passage of time and/or the giving of notice, would constitute a default hereunder, Tenant shall have the right to exercise the Renewal Option(s)

specified in Paragraph 1.17. During each Renewal Term, all of the terms and conditions of this Lease except for Base Rent shall be the same. The Base Rent during the Renewal Term shall be the Fair Market Rental Value of the Premises (defined below). Tenant shall exercise its Renewal Option by furnishing Landlord written notice not later than eight (8) months before the end of the then current Term. The term “Fair Market Rental Value of the Premises” shall mean the market rental rate for the time period such determination is being made for renewing tenants in office space in comparable class office buildings in the Largo submarket area (“AREA”) of comparable condition for space of equivalent quality, size, utility, and location. Such determination shall take into account all relevant factors, including, without limitation, the following matters: the credit standing of Tenant; the length of the term; expense stops; the fact that Landlord will experience no vacancy period and that Tenant will not suffer the costs and business interruption associated with moving its offices and negotiating a new lease; construction allowances and other tenant concessions that would be available to tenants comparable to Tenant in the AREA (such as moving expense allowance, free rent periods, and lease assumptions and take‑over provisions, if any, but specifically excluding the value of improvements installed in the Premises at Tenant's cost), and whether adjustments are then being made in determining the rental rates for renewals in the AREA because of concessions being offered by Landlord to Tenant (or the lack thereof for the Renewal Lease Term in question). For purposes of such calculation, it will be assumed that Landlord is paying a representative of Tenant a brokerage commission in connection with the Renewal Term in question, based on the then current market rates. Landlord shall deliver to Tenant notice of the Fair Market Rental Value of the Premises (the “FMR Notice”) for the Premises for the Renewal Lease Term in question within thirty (30) days after Tenant exercises the option giving rise for the need to determine the Fair Market Rental Value of the Premises. If Tenant disagrees with Landlord's assessment of the Fair Market Rental Value of the Premises specified in a FMR Notice, then it shall so notify Landlord in writing within ten (10) business days after delivery of such FMR Notice; otherwise, the rate set forth in such notice shall be the Fair Market Rental Value of the Premises. If Tenant timely delivers to Landlord notice that Tenant disagrees with Landlord's assessment of the Fair Market Rental Value of the Premises, then the Fair Market Rental Value of the Premises shall be determined by “Baseball Arbitration” as set forth below.

56.2	If Tenant objects to Landlord’s determination of the Fair Market Rental Value of the Premises, the parties shall proceed to make such determination through “Baseball Arbitration” as follows:

(a)
No later than sixty (60) days after the date Tenant exercises the Renewal Option, Landlord and Tenant shall simultaneously present to each other their final determinations of the Fair Market Rental Value of the Premises (the “Final Offers”).

(b)
If Landlord and Tenant do not reach agreement on the Fair Market Rental Value of the Premises within five (5) days after exchanging the Final Offers, Landlord and Tenant shall mutually select one (1) arbitrator to determine the Fair Market Rental Value of the Premises. Such arbitrator shall be a licensed real estate broker with at least ten (10) years active experience in the greater Largo, Florida area with properties of similar condition and tenant mix as the Project. If Landlord and Tenant cannot mutually agree on the choice of arbitrator, each party shall select its own arbitrator, and the two arbitrators shall jointly select a third arbitrator, who shall make the sole determination.

(c)
The arbitrator so selected under Subparagraph (b) above shall make the final determination of the Fair Market Rental Value of the Premises, taking into account the criteria, and following the procedures, set forth in this Paragraph 56. The arbitrator shall be required to select either the Final Offer proposed by Landlord or the Final Offer proposed by Tenant, without compromise, as the Fair Market Rental Value for the Premises.

(a)
The decision of the arbitrator shall be final and binding upon both Landlord and Tenant as to the Fair Market Rental Value of the Premises. The final Base Rent shall be set forth in a separate agreement.

57.	OPTION SPACE.

57.1
Provided that there then exists no Event of Default by Tenant under the Lease nor any event that with the giving of notice and/or the passage of time would constitute a default, then Tenant shall have the right of first offer (“Right of First Offer”) to lease the premises in the Building that is shown on Schedule 2 as the “Option Space” (the “Option Space”), subject to the terms of this Paragraph 57. Tenant’s rights pursuant to this Paragraph 57 are subject to the rights of any other party to lease the Option Space as of the date of this Lease.

57.2
If the Option Space becomes available for lease to any third party (“Prospective Tenant”) other than the current tenant of the Option Space as of the date of this Lease, or an affiliate, assignee, subtenant or successor-in-interest to the current tenant of the Option Space as of the date of this Lease, at any time during the first five (5) Lease Years of the initial Term of this Lease, then Landlord shall provide Tenant with written notice of the availability of the Option Space (the “Landlord’s Notice”). Tenant shall have ten (10) days following Tenant's receipt of Landlord's Notice to respond in writing to Landlord to commit to lease the Option Space upon the terms and conditions set forth in this Paragraph 57.2. In the event Tenant timely responds in writing to Landlord and elects to lease the Option Space pursuant to the terms and conditions set forth in this Paragraph 57.2, an amendment to the Lease shall be prepared and executed by the parties incorporating the terms set forth in in this Paragraph 57.2 with respect to the Option Space. In the event Tenant fails to respond timely or elects not to lease the

Option Space as herein provided, Landlord shall have the right to lease the Option Space to any Prospective Tenant on any terms and conditions at any time during the remainder of the Term of this Lease. The terms and conditions of Tenant’s lease of the Option Space if exercised during the first five (5) Lease Years of the initial Term of this Lease shall be as follows:

(a)	Expiration Date – the expiration date of Tenant’s lease of the Option Space shall be the Expiration Date of this Lease as set forth in Paragraph 1.7.

(b)	Base Rent – the Base Rent for the Option Space shall be at the same rent per square foot of the Base Rent for the Premises as set forth in Paragraph 1.9.

(c)
Operating Expense Rent – Tenant shall pay Operating Expense Rent for the Premises and the Option Space, and Tenant’s Percentage Share as defined in Paragraph 1.4 shall be increased based on the size of the Option Space.

(d)
Option Space Tenant Improvement Allowance – Tenant shall be entitled to receive from Landlord a tenant improvement allowance (the “Option Space Tenant Improvement Allowance”) for leasehold improvements Tenant makes to the Option Space in an amount equal to the lesser of (i) the unamortized amount of the per square foot Tenant Improvement Allowance (defined in Schedule 3 below), with such amount being amortized on a straight-line basis from the Commencement Date through the date that Tenant requests reimbursement from Landlord of the Option Space Tenant Improvement Allowance, or (ii) the actual costs incurred by Tenant in connection with the leasehold improvements made by Tenant to the Option Space. The terms and conditions of the use and reimbursement of the Option Space Tenant Improvement Allowance shall be the same terms and conditions set forth in Schedule 3 of this Lease related to the Tenant Improvements and the Tenant Improvement Allowance.

(e)	Other – All other terms and conditions of this Lease related to the Premises shall apply to the Option Space as set forth in this Lease.

57.3
If the Option Space does not become available for Lease to a Prospective Tenant during the first five (5) Lease Years of the initial Lease Term, but does become available for lease to a Prospective Tenant at any time after the expiration of the fifth (5th) Lease Year of the initial Term of this Lease, then Landlord shall provide Tenant Landlord’s Notice when the Option Space becomes available for Lease to a Prospective Tenant. Tenant shall have ten (10) days following Tenant's receipt of Landlord's Notice to respond in writing to Landlord to commit to lease the Option Space upon the terms and conditions set forth in this Paragraph 57.3. In the event Tenant timely responds in writing to Landlord and elects to lease the Option Space pursuant to the terms and conditions set forth in this Paragraph

57.3, an amendment to the Lease shall be prepared and executed by the parties incorporating the terms set forth in in this Paragraph 57.3 with respect to the Option Space. In the event Tenant fails to respond timely or elects not to lease the Option Space as herein provided, Landlord shall have the right to lease the Option Space to any Prospective Tenant on any terms and conditions at any time during the remainder of the Term of this Lease. The terms and conditions of Tenant’s lease of the Option Space if exercised at any time after the expiration of the fifth (5th) Lease Year of the initial Term of this Lease shall be as follows:

(a)	Expiration Date – the expiration date of Tenant’s lease of the Option Space shall be the Expiration Date of this Lease as set forth in Paragraph 1.7.

(b)
Base Rent – the Base Rent for the Option Space shall be the Fair Market Rental Value of the Option Space (define below). The term “Fair Market Rental Value of the Option Space” shall mean the market rental rate for the Option Space at the time period such determination is being made for renewing tenants in office space in comparable class office buildings in the AREA of comparable condition for space of equivalent quality, size, utility, and location, and taking into account the issues set forth in Paragraph 56.1 related to determination of Fair Market Value of the Premises if Tenant exercises a Renewal Option pursuant to the terms of Paragraph 56. In addition, the Fair Market Rental Value of the Option Space shall take into account the length of the remaining Term and the terms and conditions (including length of term) that Landlord reasonably believes it would receive if Landlord leases the Option Space to a Prospective Tenant. Proposals, notice periods and other terms and conditions related to the determination of the Fair Market Rental Value of the Option Space shall be the same terms and conditions set forth in Paragraph 56 for determination of Fair Market Rental Value of the Premises, including use of Baseball Arbitration, if applicable.

(c)
Operating Expense Rent – Tenant shall pay Operating Expense Rent for the Premises and the Option Space, and Tenant’s Percentage Share as defined in Paragraph 1.4 shall be increased based on the size of the Option Space.

(d)
Option Space Tenant Improvement Allowance – shall be negotiated by Landlord and Tenant at the time Tenant exercises the Right of First Offer, and the Fair Market Rental Value of the Option Space shall take into account the amount of such allowance.

(e)	Other – All other terms and conditions of this Lease related to the Premises shall apply to the Option Space as set forth in this Lease.

58.	EXTERIOR EQUIPMENT: Tenant, at Tenant’s sole expense, shall have the right to construct three (3) dumpsters (trash with compactor, bailed cardboard and used pallets) in front of the dock doors (the “Trash Compactors”), and two (2) dust collectors, one (1) ramp on the eastern dock door for the purposes of truck level delivery, and two (2) load levelers in existing dock doors, along with related improvements (collectively, the “Exterior Equipment”), to serve the Premises. The location of the Trash Compactors and the Exterior Equipment shall be agreed upon by Landlord and Tenant. All plans and specifications with respect to the construction and the installation of the Trash Compactors and the Exterior Equipment shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In the event Landlord has not provided written approval of, denial of or comments related to such plans and specifications within ten (10) days after receipt of such plans and specifications, Landlord shall be deemed to have approved of such plans and specifications. In addition, the construction, installation, maintenance and operation of the Trash Compactors and the Exterior Equipment shall be in compliance with all Legal Requirements and all other rules and regulations that apply to the Premises and the Project, and the construction, installation and the operation of the Trash Compactors and the Exterior Equipment will not have an adverse impact on the building systems or on any other tenants of the Project. Tenant, at Tenant’s sole expense, shall be responsible for obtaining all permits and approvals related to the Trash Compactors and the Exterior Equipment. Tenant, at Tenant’s sole expense, shall maintain, repair and replace the Trash Compactors and the Exterior Equipment throughout the Term of the Lease. For purposes of this Lease, the Trash Compactors and the Exterior Equipment shall be deemed to be trade fixtures of Tenant. At Landlord’s election, Landlord may require that Tenant remove the Trash Compactors and the Exterior Equipment and restore the area in which the Trash Compactors and the Exterior Equipment is located to its original condition upon the expiration or earlier termination of the Lease. Tenant may choose to remove the Exterior Equipment and the Exterior Equipment at any time during the Term of the Lease, in which case Tenant shall restore the area in which the Trash Compactors and the Exterior Equipment is located to its original condition. Tenant agrees that Tenant’s indemnification obligations as set forth in Paragraph 13 shall apply to any and all claims arising out of the construction, installation, operation or removal of the Trash Compactors or the Exterior Equipment. In the event that Tenant’s construction, installation, operation or removal of the Trash Compactors or the Exterior Equipment increase the existing rate of insurance upon the Project, Tenant shall pay the difference to Landlord within ten (10) days of demand.

59.
LANDLORD’S DEFAULT. Landlord shall not be in default under this Lease unless (i) Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively, “Lender”) covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion, or (ii) there is failure of any representation or warranty of Landlord to be true when deemed given hereunder. All obligations of Landlord hereunder shall be construed as covenants, not conditions. In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord beyond the applicable notice and cure periods, Tenant shall have the rights and remedies available to Tenant under applicable law and as expressly set forth below. Nothing herein contained shall relieve Landlord from its obligations hereunder, nor shall this Section be construed to obligate Tenant to perform Landlord’s repair obligations.
Subject to Paragraph 20 above, if Landlord fails to cure or commence performance of a cure for a default related to Landlord’s obligation to repair (but not replace) the roof, exterior walls or structural foundations of the Building or Premises within thirty (30) days after receipt of Tenant’s notice as set forth in this Paragraph 59 above, Tenant shall deliver a second written notice to Landlord and Lender specifying the obligation which Landlord has failed to perform. If (i) Landlord fails to cure or commence performance of a cure for such default within ten (10) business days after receipt of Tenant’s second notice as set forth in this Paragraph 59 above, (ii) such failure to cure or commence performance of a cure is not caused by something outside of Landlord’s reasonable control, and (iii) Tenant’s ability to operate its business in the Premises is materially adversely affected by such needed repair, then Tenant may, at its option, in addition to any other remedy available under applicable law, perform the repair of such roof, exterior walls or structural foundations of the Building or Premises. Notwithstanding the previous sentence, in the event Tenant performs repair of the roof of the Building or Premises, any roofing contractor or subcontractor used by Tenant for such repair shall be approved in advance by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.
Within thirty (30) days of Landlord’s receipt of a written invoice therefor, Landlord shall reimburse Tenant for all reasonable costs incurred in performing such repair. In the event Landlord fails to reimburse Tenant within thirty (30) days of Landlord’s receipt of a written invoice related to Tenant’s repair of the roof, exterior walls or structural foundations of the Building or Premises as set forth above, Tenant shall deliver written notice to Landlord of such failure to reimburse Tenant. If (i) Landlord fails to reimburse Tenant within ten (10) business days of receipt of such notice and (ii) there is no genuine dispute as to Tenant’s proper exercise of Tenant’s self-help rights set forth in this Paragraph 59 or the amount of the reimbursement, then Tenant may offset its monthly payments of Base Rent up to fifty percent (50%) of the required monthly Base Rent payment until such offsets are equal to the amount of the required reimbursement.

60.
ACCESS. Landlord agrees to provide Tenant with access to the Building and the Premises twenty-four (24) hours per day, seven (7) days per week subject to the Rules and Regulations, the terms and provisions of this Lease and any limitation or restrictions resulting from an emergency or other event of force majeure of this Lease that would prohibit Landlord from permitting Tenant to enter the Building or the Premises.

61.
ROOF IMPROVEMENTS; SATELLITE DISH: Notwithstanding anything in this Lease to the contrary, subject to complying with all applicable Legal Requirements and Tenant obtaining all necessary approvals, permits and consents from the applicable governmental authorities, Tenant shall have the right to use a portion of the roof of the Building in a location to be determined by Landlord (the “Roof Space”) to install telecommunications satellite dishes, antennas and related conduit connecting the satellite dish to the Premises (collectively the “Roof Improvements”). The size, general appearance and method of installation of the Roof Improvements shall be subject to Landlord’s prior approval. The installation and use of the Roof Improvements by Tenant shall not negatively impact (i) other Project tenants’ rights of quiet enjoyment or (ii) interfere with the delivery of any services (including telecommunications services) to or from other Project tenants’ demised premises if such other tenants have installed equipment on the roof of the Project for such services (including telecommunications services) prior to the installation of the Roof Improvements. If such installation and/or use of the Roof Improvements by Tenant so interferes with any other tenant in the Project, Landlord reserves the right to require Tenant to relocate the Roof Improvements to another part of the Building or the Project, change the frequency of the satellite dish or remove the same from the Roof Space, all of which shall be at Tenant’s sole cost and expense. No Additional Rent shall be due in connection with Tenant’s installation and use of the Roof Improvements, provided that Tenant’s use of the Roof Improvements is for Tenant’s sole and exclusive use and not for use by any third party. Tenant shall be solely responsible for the cost of and shall be responsible for obtaining any required governmental approvals (including but not limited to change in zoning, if necessary) for the Roof Improvements and installation, use and maintenance thereof. In addition Tenant shall be responsible for maintaining, repairing, insuring, removing and providing utility service to the Roof Improvements. The failure of Tenant to obtain any necessary approvals, licenses or permits to use and/or install any Roof Improvements shall not entitle Tenant to any Rent reduction or enable Tenant to terminate this Lease. The installation of the Roof Improvements is at Tenant’s sole risk, expenses and cost. In connection with Tenant’s installation of the Roof Improvements, Tenant shall not penetrate the roof or roof membrane or make any structural modifications to the Building. Any such penetration or structural modifications shall be performed by Landlord, at Tenant’s cost, as determined by Landlord in its sole discretion. Tenant agrees to indemnify and hold Landlord harmless from and against any costs, damages or expenses related to Tenant’s installation, use, repair, maintenance or removal of the Roof Improvements including any adverse impact to or voiding of any of Landlord’s roof warranties. Upon completion of any Roof Improvements Tenant shall provide Landlord with as-built plans and operating manuals for the same. Upon termination of the Lease, Landlord may require Tenant to remove the Roof Improvements, provided that written notice of such removal was provided to Tenant prior to installation of the Roof Improvements, or Tenant may elect to remove the same. If Tenant removes the Roof Improvements or any portion thereof, it shall repair the applicable portion(s) of the Roof Space to the condition existing prior to the installation thereof. If Tenant fails to timely remove the Roof Improvements at the expiration of the Term of the Lease or any early termination thereof, Landlord shall have the right, but not the obligation to remove the same, restore any damage caused thereby, and charge Tenant, as Additional Rent hereunder, the cost of the removal and the restoration plus a fifteen percent (15%) administrative fee. Notwithstanding anything in this Paragraph 61 to the contrary, Tenant’s right to install the Roof Improvements is (i) personal to Tenant and (ii) is non-transferable to any assignee or sublessee or other party, unless such assignee, sublessee or other party is an Affiliate. The provisions of this Paragraph shall survive the termination or early expiration of this Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

“LANDLORD”
BACM 2005-3 BRYAN DAIRY INDUSTRIAL, LLC, a Florida limited liability company
WITNESSES:
By:    LNR PARTNERS, LLC, a Florida limited
liability company, its Manager

/s/ Bonnie Weintraub
Name:    Bonnie Weintraub
By:    /s/ Steven D. Ferreira
/s/ Angela Ospina            Name:    Steven D. Ferreira
Name:    Angela Ospina            Title:    Vice President
Date: 2-18-16

“TENANT”
ZHONE TECHNOLOGIES, INC., a Delaware corporation
WITNESSES:

/s/ Laura Larsen
Name:    Laura Larsen            By: /s/ Kirk Misaka
Name:    Kirk Misaka
/s/ Chi Hoang                Title:    CFO
Name:    Chi Hoang

I-1345641.7

SCHEDULE 1
LEGAL DESCRIPTION OF PROJECT

PARCEL 1:

LOT 2, BLOCK 1, CENTERBANC, ACCORDING TO THE PLAT THEREOF AS RECORDED IN PLAT BOOK 99, PAGE 15, OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA.
-AND-
PARCEL 2:

A PORTION OF FARMS 38, 43 AND 54, TOGETHER WITH CERTAIN VACATED RIGHTS-OF-WAY IN SECTION 18, TOWNSHIP 30 SOUTH, RANGE 16 EAST, PLAT OF PINELLAS FARMS, AS RECORDED IN PLAT BOOK 7, PAGES 4 AND 5, OF THE PUBLIC RECORDS OF HILLSBOROUGH COUNTY, FLORIDA, OF WHICH PINELLAS COUNTY WAS FORMERLY A PART, SAID LAND BEING FURTHER DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF LOT 21, FOREST INDUSTRIAL PARK, AS RECORDED IN PLAT BOOK 85, PAGES 86 AND 87, OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA; THENCE SOUTH 88° 20'40" EAST ALONG A LINE 55 FEET SOUTH OF AND PARALLEL WITH THE EAST-WEST CENTERLINE OF SECTION 18, TOWNSHIP 30 SOUTH, RANGE 16 EAST, SAID LINE ALSO BEING THE SOUTH RIGHT-OF-WAY LINE OF BRYAN DAIRY ROAD AND ALSO OF THOSE LANDS DESCRIBED IN OFFICIAL RECORDS BOOK 4624, PAGE 168, OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA, 623.96 FEET TO AN INTERSECTION WITH A LINE 70 FEET WEST OF AND PARALLEL WITH THE WEST BOUNDARY OF BRYAN DAIRY CENTER, AS RECORDED IN PLAT BOOK 83, PAGES 57 AND 58, OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA; THENCE SOUTH 00 03'15" WEST, ALONG SAID LINE, 1451.38 FEET TO AN INTERSECTION WITH A LINE 155 FEET SOUTH OF AND PARALLEL WITH THE NORTH LINE OF FARM 54, SAID PLAT OF PINELLAS FARMS; THENCE NORTH 88° 26'33" WEST ALONG SAID LINE, 624.98 FEET TO THE EAST BOUNDARY OF SAID FOREST INDUSTRIAL PARK; THENCE NORTH 00° 05'44" EAST ALONG SAID LINE, 1452.42 FEET TO THE AFOREMENTIONED POINT OF BEGINNING.

PARCEL 1 AND PARCEL 2 ALSO BEING TOGETHER DESCRIBED AS FOLLOWS:

I-1345641.7

BEGINNING AT THE NORTHEAST CORNER OF LOT 21, FOREST INDUSTRIAL PARK, AS RECORDED IN PLAT BOOK 85, PAGES 86 AND 87, OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA; THENCE SOUTH 88° 20'40" EAST ALONG A LINE 55 FEET SOUTH OF AND PARALLEL WITH THE EAST-WEST CENTERLINE OF SECTION 18, TOWNSHIP 30 SOUTH, RANGE 16 EAST, SAID LINE ALSO BEING THE SOUTH RIGHT-OF-WAY LINE OF BRYAN DAIRY ROAD AND ALSO OF THOSE LANDS DESCRIBED IN OFFICIAL RECORDS BOOK 4624, PAGE 168, OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA, 623.96 FEET TO AN INTERSECTION WITH A LINE 70 FEET WEST OF AND PARALLEL WITH THE WEST BOUNDARY OF BRYAN DAIRY CENTER, AS RECORDED IN PLAT BOOK 83, PAGES 57 AND 58, OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA; THENCE SOUTH 00° 03'15" WEST ALONG SAID LINE, 1451.38 FEET TO AN INTERSECTION WITH A LINE 155 FEET SOUTH OF AND PARALLEL WITH THE NORTH LINE OF FARM 54, SAID PLAT OF PINELLAS FARMS; THENCE NORTH 88° 26'33" WEST ALONG SAID LINE, 624.98 FEET TO THE EAST BOUNDARY OF SAID FOREST INDUSTRIAL PARK; THENCE NORTH 00° 05'44" EAST, 1,237.41 FEET TO THE SOUTHEAST CORNER OF LOT 2, BLOCK 1, OF CENTERBANC, AS RECORDED IN PLAT BOOK 99, PAGE 15, OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA; THENCE ALONG THE SOUTHERLY LINE OF SAID LOT 2, NORTH 88° 20'40" WEST, 137.08 FEET TO THE SOUTHWEST CORNER OF SAID LOT 2; THENCE ALONG THE WESTERLY LINE OF SAID LOT 2, NORTH 00° 33'43" EAST 214.99 FEET TO THE NORTHWEST CORNER OF SAID LOT 2, SAID POINT BEING ON THE SOUTHERLY RIGHT-OF-WAY OF BRYAN DAIRY ROAD; THENCE ALONG THE NORTHERLY LINE OF SAID LOT 2, ALSO ALONG THE SOUTHERLY RIGHT-OF-WAY LINE OF BRYAN DAIRY ROAD, SOUTH 88° 20'40" EAST, 135.33 FEET TO THE POINT OF BEGINNING.

TOGETHER WITH:

PARCEL 3:

A PERPETUAL, NON-EXCLUSIVE EASEMENT FOR DRAINAGE PURPOSES APPURTENANT TO PARCEL 2, PURSUANT TO AND BEING MORE PARTICULARLY DESCRIBED IN THAT CERTAIN GRANT OF DRAINAGE EASEMENT EXECUTED BY CATALINA YACHTS, TO AND IN FAVOR OF HKH-1 LTD., DATED JULY 15, 1996, AND RECORDED ON JULY 26, 1996, IN OFFICIAL RECORDS BOOK 9415, PAGE 1749, OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA.

-AND-

PARCEL 4:

A PERPETUAL, NON-EXCLUSIVE EASEMENT FOR INGRESS, EGRESS, DRAINAGE AND UTILITIES PURPOSES APPURTENANT TO PARCEL 2, PURSUANT TO AND BEING MORE PARTICULARLY DESCRIBED IN THAT CERTAIN GRANT OF EASEMENT EXECUTED BY CATALINA YACHTS, TO AND IN FAVOR OF HKH-1 LTD., DATED SEPTEMBER 21 , 1998, AND RECORDED ON SEPTEMBER 23, 1998, IN OFFICIAL RECORDS BOOK 10246, PAGE 2170, OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA, WHICH EASEMENT ENCUMBERS THE "FREEMAN ROAD EASEMENT AREA" DESCRIBED ON EXHIBIT "A-2" ATTACHED HERETO.

-AND-

PARCEL 5:

I-1345641.7

CERTAIN PERPETUAL, NON-EXCLUSIVE EASEMENTS FOR INGRESS, EGRESS AND UTILITIES PURPOSES APPURTENANT TO PARCEL 1 AND PARCEL 2, PURSUANT TO AND BEING MORE PARTICULARLY DESCRIBED IN THAT CERTAIN CROSS-EASEMENT AGREEMENT EXECUTED BY GWH, LTD., AND HKH-1, LTD., DATED DECEMBER 20, 1996, AND RECORDED ON DECEMBER 20, 1996, IN OFFICIAL RECORDS BOOK 9559, PAGE 1496, AS AMENDED BY AMENDMENT TO CROSS-EASEMENT AGREEMENT EXECUTED BY GWH, LTD ., AND HKH-1 LTD., DATED APRIL 10, 1997, AND RECORDED ON APRIL 11, 1997, IN OFFICIAL RECORDS BOOK 9670, PAGE 1094, AS FURTHER AMENDED BY SECOND AMENDMENT TO CROSS-EASEMENT AGREEMENT EXECUTED BY GWH, LTD., AND HKH-1, LTD., DATED OCTOBER 22, 1998, AND RECORDED ON OCTOBER 23, 1998, IN OFFICIAL RECORDS BOOK 10279, PAGE 1957, ALL OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA.

EXHIBIT "A-2"

FREEMAN ROAD EASEMENT AREA:

A PORTION OF FARMS 38, 43, 54 AND A 30 FOOT RIGHT-OF-WAY (VACATED PER OFFICIAL RECORDS BOOK 2990, PAGE 431), PINELLAS FARMS, AS RECORDED IN PLAT BOOK 7, PAGES 4 AND 5, OF THE PUBLIC RECORDS OF HILLSBOROUGH COUNTY, FLORIDA, OF WHICH PINELLAS COUNTY WAS FORMERLY A PART, LYING IN SECTION 18, TOWNSHIP 30 SOUTH, RANGE 16 EAST, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:COMMENCE AT THE NORTHEAST CORNER OF LOT 21, FOREST INDUSTRIAL PARK, AS RECORDED IN PLAT BOOK 85, PAGES 86 AND 87, OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA; THENCE SOUTH 88° 20'40" EAST, ALONG THE SOUTH RIGHT-OF-WAY LINE OF BRYAN DAIRY ROAD (BASIS OF BEARINGS FOR THIS DESCRIPTION), SAME BEING LINE 55.00 FEET SOUTH OF AND PARALLEL WITH THE EAST-WEST CENTERLINE OF SECTION 18, TOWNSHIP 30 SOUTH, RANGE 16 EAST, FOR 623.96 FEET TO THE POINT OF BEGINNING; THENCE CONTINUE SOUTH 88° 20'40" EAST, ALONG SAID SOUTH RIGHT-OF-WAY LINE OF BRYAN DAIRY ROAD, FOR 70.03 FEET TO THE POINT OF INTERSECTION WITH THE EAST BOUNDARY LINE OF SAID FARM 38, SAME ALSO BEING THE NORTHWEST BOUNDARY CORNER OF LOT 1, BRYAN DAIRY CENTER, AS RECORDED IN PLAT BOOK 83, PAGES 57 AND 58, OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA; THENCE LEAVING SAID SOUTH RIGHT-OF-WAY LINE OF BRYAN DAIRY ROAD, SOUTH 00° 03'15" WEST, ALONG SAID EAST BOUNDARY LINE OF FARM 38, THE EAST BOUNDARY LINE OF SAID FARM 43, THE EAST RIGHT-OF-WAY LINE OF SAID 30.00 FOOT RIGHT-OF-WAY (VACATED PER OFFICIAL RECORDS BOOK 2990, PAGE 431), AND THE EAST BOUNDARY LINE OF SAID FARM 54, RESPECTIVELY, SAME ALSO BEING THE WEST BOUNDARY LINE OF SAID BRYAN DAIRY CENTER, FOR 1451.26 FEET TO THE POINT OF INTERSECTION WITH A LINE 155.00 FEET SOUTH OF AND PARALLEL WITH THE NORTH BOUNDARY LINE OF SAID FARM 54; THENCE LEAVING SAID WEST BOUNDARY LINE OF FARM 54, NORTH 88° 26'33" WEST, ALONG SAID LINE 155.00 FEET SOUTH OF AND PARALLEL WITH THE NORTH BOUNDARY LINE OF FARM 54, FOR 70.02 FEET TO THE POINT OF INTERSECTION WITH A LINE 70.00 FEET WEST OF AND PARALLEL WITH SAID EAST BOUNDARY LINE OF FARM 38, SAID EAST BOUNDARY LINE OF FARM 43, SAID EAST RIGHT-OF-WAY LINE OF A 30.00 FOOT RIGHT-OF-WAY (VACATED PER OFFICIAL RECORDS BOOK 2990, PAGE 431), AND SAID EAST BOUNDARY LINE OF FARM 54; THENCE LEAVING SAID LINE 155.00 FEET SOUTH OF AND PARALLEL WITH THE NORTH BOUNDARY LINE OF FARM 54, NORTH 00° 03'15" EAST, ALONG SAID LINE 70.00 FEET WEST OF AND PARALLEL WITH THE EAST BOUNDARY LINE OF FARM 38, THE EAST BOUNDARY LINE OF FARM 43, THE EAST BOUNDARY LINE OF A 30.00 FOOT RIGHT-OF-WAY (VACATED PER OFFICIAL RECORDS BOOK 2990, PAGE 431), AND THE EAST BOUNDARY LINE OF FARM 54, FOR 1451.38 FEET TO THE POINT OF BEGINNING.

I-1345641.7

SCHEDULE 2
FLOOR PLAN OF PREMISES AND OPTION SPACE

Option space
Premises
NOTE: GENERAL CONTRACTOR TO COORDINATE TRUCK COURT AND DRIVEWAY WITH CIVIL ENGINEERING DRAWINGS
WALL LEGEND
BUILDING #1
NORTH
TENANT FLOOR PLAN
KEY PLAN
A
B
BUILDING #1
BRYAN DAIRY EAST - BUILDING #1
LA1

I-1345641.7

SCHEDULE 3
CONSTRUCTION RIDER
THIS CONSTRUCTION RIDER (“Construction Rider”) is attached to and made a part of that certain Office Lease dated November ___, 2015 (the “Lease”) by and between BACM 2005-3 BRYAN DAIRY INDUSTRIAL, LLC, a Florida limited liability company (the “Landlord”), and ZHONE TECHNOLOGIES, INC., a Delaware corporation (the “Tenant”).
All capitalized terms used in this Construction Rider which are defined in the Lease shall have the same respective meanings as given in the Lease.
I.Intentionally Omitted.
II.Construction of Tenant Improvements:
(1)Tenant, at Tenant’s sole expense, but subject to receipt of the Tenant Improvement Allowance (defined below), shall be solely responsible for construction of all leasehold improvements in the Premises as shown on the Plans and Specifications (defined below) (the “Tenant Improvements”). Tenant shall enter into a contract with a general contractor (the “General Contractor”) for all Tenant Improvements. The General Contractor and all subcontractors shall (i) abide by the Landlord’s rules and regulations, a copy of which is attached to the Lease as Schedule 5, and with the rules and regulations set forth in this Construction Rider; (ii) carry insurance covering Landlord as an insured party with such coverages and in such amounts as Landlord may then require and with carriers reasonably acceptable to Landlord to insure Landlord against liability for injury, death or damage for the Tenant Improvements done by the General Contractor and subcontractors; and (iii) be subject to Landlord’s prior written approval if it is the General Contractor or a subcontractor who is furnishing work and/or materials that cost $50,000 or more or involves a structural component of the Building, which shall not be unreasonably withheld. Tenant shall indemnify and hold harmless Landlord from and against all liability, cost, expense and damages incurred as a result of Tenant’s, its General Contractor’s, subcontractors’, architect’s, or engineer’s presence in the Premises or in connection with the Tenant Improvements, except that the foregoing indemnity shall not cover any amount arising from the negligence or willful misconduct of Landlord or its agents. In connection with construction of the Tenant Improvements, Tenant shall comply with all provisions of the Lease and this Construction Rider. All Tenant Improvements shall be performed in accordance with the Plans and Specifications, lien-free, in accordance with all laws and regulations, and in a good and workmanlike manner.
(2)Within a reasonable period of time after full execution and delivery of this Lease, Tenant shall deliver to Landlord the preliminary plans and specifications (the “Preliminary Plans and Specifications”) showing the Tenant Improvements. Within ten (10) business days after receipt of the Preliminary Plans and Specifications, Landlord shall deliver notice to Tenant approving or rejecting the Preliminary Plans and Specifications. Should Landlord fail to deliver such notice within such ten (10) business day period, the Preliminary Plans and Specifications

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shall be deemed approved by Landlord. If Landlord rejects the Preliminary Plans and Specifications, Landlord shall deliver with such notice Landlord’s requested revisions to the Preliminary Plans and Specifications. If Landlord rejects the Preliminary Plans and Specifications, within ten (10) days after receipt of such notice from Landlord, Tenant shall deliver to Landlord revised plans and specifications showing the Tenant Improvements and taking into account Landlord’s proposed revisions. Within ten (10) business days after Landlord’s receipt of such revised plans and specifications, Landlord shall deliver notice to Tenant approving or rejecting such plans and specifications. Should Landlord fail to deliver such notice within such ten (10) business day period, the Preliminary Plans and Specifications shall be deemed approved by Landlord. This process shall continue until the parties mutually agree on the plans and specifications. The final, mutually agreed upon plans and specifications showing the Tenant Improvements shall be referred to as the “Plans and Specifications”.
(3)Within ten (10) days after Landlord and Tenant agree on the Plans and Specifications, Tenant shall submit the Plans and Specifications to the applicable governmental entity for approval of the Plans and Specifications and issuance of all permits necessary for the construction of the Tenant Improvements, and Tenant shall thereafter diligently pursue approval by the applicable governmental entity of the Plans and Specifications and receipt of such permits. If Tenant does not obtain governmental approval of the Plans and Specifications within forty-five (45) days after Tenant submits the Plans and Specifications to the applicable governmental entity, Landlord may, but is not required to, attempt to obtain the governmental approval of the Plans and Specifications.
III.Tenant Improvement Allowance.
(1)Subject to the conditions of this Construction Rider, Landlord shall pay to Tenant a tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount equal to the lesser of: (A) One Million and 00/100 Dollars ($1,000,000.00), or (B) Tenant’s actual costs incurred in connection with the Tenant Improvements (the “Tenant’s Cost”), to be used by Tenant toward payment of a portion of the cost of the Tenant Improvements as set forth below. Any cost of the Tenant Improvements over and above the Tenant Improvement Allowance, if any, the cost of any improvements not shown on the Plans and Specifications and the cost of any additional work required by Tenant, if any, shall be paid by Tenant. The Tenant’s Cost shall mean all hard and soft costs incurred by Tenant in connection with Tenant’s design, construction and completion of the Tenant Improvements in accordance with the Plans and Specifications, properly payable to bona fide third party unrelated claimants, including, without limitation, data and voice cabling, fire protection system equipment, energy management system equipment, space planning fees, architects’ and contractors’ fees, attorneys’ fees directly related to review of construction documents related to the Tenant Improvements, insurance and bond premiums, building permits, fees and licenses, but exclusive of any consulting fees other than to architects and contractors which are not affiliated with Tenant and construction management fees, and, except as expressly set forth above, exclusive of equipment, trade and business fixtures and other personal property of Tenant. Landlord shall not be obligated to pay any part of the Tenant Improvement Allowance unless and until (as determined by Landlord in Landlord’s sole

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judgment) all of the terms, conditions, and covenants set out in this Construction Rider (and specifically the requirements of Section III(2) below) have been satisfied.
Notwithstanding the foregoing, Tenant has entered into an agreement with Rick Z. Smith & Associates Architects, Inc. (the “Architect”) for space planning services related to the Tenant Improvements. Fifty percent (50%) of any space planning fees related to work completed by the Architect prior to Tenant’s execution and delivery of this Lease and which become due and payable by Tenant to Architect prior to Tenant’s execution and delivery of this Lease (the “Early Space Planning Fees”) shall be reimbursed by Landlord within thirty (30) days after Landlord’s receipt of any invoices therefor. However, in no event shall Landlord’s reimbursement of the Early Space Planning Fees exceed $5,000.00. The Early Space Planning Fees shall not be included as part of the Tenant’s Cost. Any space planning fees from the Architect related to work completed by the Architect after Tenant’s execution and delivery of this Lease or which become due and payable after the Tenant’s execution and delivery of this Lease shall be included as part of Tenant’s Cost and may be reimbursed as part of the Tenant Improvement Allowance pursuant to the terms of this Construction Rider.
(2)Provided that Tenant is not in default under the Lease beyond any applicable grace period, nor is there an event that with the giving of notice and/or the passage of time would constitute a default under the Lease, then Landlord shall pay to Tenant the Tenant Improvement Allowance within thirty (30) days after the completion of all of the events listed below.
(a)Substantial completion of the Tenant Improvements pursuant to the Plans and Specifications and Landlord’s receipt of a certificate from Tenant’s architect or General Contractor stating that the Tenant Improvements have been substantially completed in accordance with the Plans and Specifications;
(b)Landlord’s receipt of lien waivers as required by Landlord for the General Contractor and all subcontractors whose contracts are Ten Thousand and 00/100 Dollars ($10,000.00) or more;
(c)Landlord’s receipt of a copy of a Certificate of Occupancy, or similar certificate, evidencing acceptance of the Premises by the appropriate governmental authorities, if applicable; and
(d)Delivery of the replacement Letter of Credit, pursuant to Paragraph 24 of the Lease, in the amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00).
(3)Tenant, at Tenant’s sole discretion, may perform the Tenant Improvements in various phases during the Term of the Lease. If Tenant elects to perform the Tenant Improvements in various phases, Tenant may request that Landlord pay to Tenant part of the

I-1345641.7

Tenant Improvement Allowance in installments as the Tenant Improvements are completed and the conditions described in Section III(2) above are satisfied with respect to the portion of the Tenant Improvements that have been completed. Notwithstanding the foregoing, in no event shall Landlord be required to make more than one (1) installment payment of the Tenant Improvement Allowance in any thirty (30) day period.
(4)Tenant shall pay, at Tenant’s sole expense, for any costs related to the Tenant Improvements in excess of the Tenant Improvements Allowance.
(5)Provided that all the conditions set forth in Section III(2) of this Construction Rider above have been satisfied, in the event that there is any remaining portion of the Tenant Improvement Allowance upon completion of the Tenant Improvements (the “Tenant Improvement Allowance Balance”), then Landlord shall reimburse Tenant for Tenant’s direct, out-of-pocket and reasonable moving expenses related to Tenant’s move to the Premises in an amount that is equal to the lesser of (i) the Tenant Improvement Allowance Balance, (ii) Two Hundred Forty-Three Thousand and 00/100 Dollars ($243,000.00) or (iii) Tenant’s actual, direct, out-of-pocket and reasonable moving expenses, within thirty (30) days after Landlord’s receipt of a written invoice related to such moving expenses.
(6)Any part of the Tenant Improvement Allowance for which Tenant has not requested reimbursement and satisfied the conditions for reimbursement on or before December 31, 2017 shall be deemed to be forfeited by Tenant and Landlord shall have no obligation to pay such portion of the Tenant Improvement Allowance to Tenant.
IV.Rules and Regulations: Landlord hereby sets forth the following rules and regulations governing the Tenant Improvements to be done by the General Contractor, its employees and any and all subcontractors employed by the General Contractor, and Tenant hereby agrees that the General Contractor shall comply with these rules and regulations and any changes thereto which may reasonably be made by Landlord. Tenant further agrees to see to it that any and all subcontractors employed by the General Contractor comply with the same.
(1)    Permits: All permits and licenses necessary for the prosecution of the Tenant Improvements shall be secured and paid for by the General Contractor prior to commencement of the Tenant Improvements.
(2)    Work Area: Intentionally omitted.
(3)    Keys and Locks. Landlord shall be provided access to the Premises at all times.
(4)    Common Areas: The General Contractor shall carefully protect all improvements in the Common Areas (as defined in the Lease) or areas open to the public and shall pay for repair or replacement of all damaged property therein (whether caused by General Contractor or its agents or subcontractors) upon demand by Landlord. The General Contractor will not perform any construction activities or store any materials in any Common Areas or public areas. The General Contractor will keep the Common Areas and vacant spaces of the Building and the Project free of construction material, dirt and debris at all times.

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(5)    Water and Electricity During Construction: Intentionally omitted.
(6)    Sanitary Facilities: Intentionally omitted.
(7)    Dusty Work: The General Contractor shall notify Landlord prior to the commencement of any extremely dusty work (e.g., sheet rock cutting, sanding, extensive brooming, etc.) and the General Contractor shall arrange for additional filtering capacity on the affected HVAC equipment. Failure to make such prior notification will result in the General Contractor absorbing any costs associated with returning any HVAC equipment damaged by dust to its original condition.
(8)    Work Approval: All drawings, subcontractors and materials must be approved by Landlord prior to the start of construction. Subcontractors or materials unacceptable to the Landlord shall not be used. Change orders will be submitted to Landlord for approval as needed and Landlord will have a period of five (5) business days to approve or respond to change order request, such approval will not be unreasonably withheld.
(9)    Disposition of Materials: Any and all unused construction materials shall be disposed of by the General Contractor in the same manner as waste or unwanted material, except as may otherwise be directed by Landlord. General Contractor shall not use the building trash compactor. The placement of a container or vehicle in which to empty trash must be scheduled through the management office. The General Contractor is responsible for keeping the area around the trash container clean at all times.
(10)    Clean-up: The General Contractor shall at all times on a day-to-day basis keep the Premises and other areas of the Building and the Project free from accumulations of waste material, debris or rubbish caused by or incidental to the Tenant Improvements. Upon completion of the Tenant Improvements, the General Contractor shall promptly remove from the Premises, the Building and the Project, all tools, scaffolding, surplus materials, trash and debris, and shall leave the Premises, the Building and the Project “broom clean”. Any debris, rubbish, materials or equipment left outside the Premises or left anywhere in the Building or the Project, shall be disposed of by Landlord, and the General Contractor shall be responsible for promptly reimbursing Landlord for the cost thereof.
(11)    Working Hours: The General Contractor understands that the Tenant Improvements will be done in a building that is occupied by other tenants and that the safety, comfort and quiet enjoyment of the tenants in the Building and the Project is the highest priority. As such, certain operations must be performed outside the hours of 8:00 a.m. to 6:00 p.m. Monday through Saturday to prevent the disturbance or interruption of normal business operations. These operations include, but are not limited to:
(a)Drilling or cutting of the concrete floor slab;
(b)Drilling or cutting of any concrete structural member;
(c)Sanding, chiseling or leveling of the concrete structure;

I-1345641.7

(d)Delivery of drywall or large quantities of building materials;
(e)Nailing carpet tack strip;
(f)Testing the Fire Alarm System; and
(g)Any work which generates noise or vibration which may be disruptive to occupants of the Building or the Project.
The General Contractor must obtain prior approval from Landlord to perform work before or after 7:00 a.m. to 6:00 p.m. Monday through Sunday. The General Contractor and subcontractors will be required to show identification to security and sign-in prior to admittance into the Building or the Project after hours.
(12)    Workman Conduct: No loud music will be played which can be heard outside the Premises.
(13)    Electrical Panel Changes: All additional electrical circuits added to or removed from existing electrical panels or any new circuits added to new electrical panels must be appropriately marked as to the area and/or equipment serviced by the circuit(s) in question as provided for in specifications. All electrical panels which have covers removed for any reason (e.g., so as to allow the addition of new circuits) or any new electrical panels which are installed shall be left at the end of each day with all panel covers properly in place and all panel doors securely closed. Under no circumstances will power serving other tenants’ premises or other areas of the Building or Project be shut off without the specific advance approval of Landlord. All electrical work will require as-built drawings to be submitted to the management office upon completion of work.
(14)    Welding/Cutting Torch Use: No welding or cutting torch is to be used in the Building or the Project without the prior approval of Landlord. If such approval is granted by Landlord, the General Contractor must have a fire extinguisher present in the Premises at all times when the equipment is being used. Additionally, the General Contractor must perform any such work after-hours because of the fumes which may be associated with such welding/cutting torch usage.
(15)    Spraying of Varnishes/Lacquer in the Building or the Project: No varnishes/lacquers are to be sprayed in the Building or the Project without the prior approval of the Landlord. Because of their combustible nature, this type of work should normally be done off-site. Anyone found spraying these compounds in or around the Building or the Project without the approval of the Landlord will be required to cease such work.
(16)    Draining of Sprinkler Lines: Any work which will involve the draining of a sprinkler line or otherwise affect the sprinkler system in the Building or the Project must be approved in advance by Landlord. In all instances where this is done, the system may not be left inoperable overnight. De-energizing of the fire pump related to drainage of the sprinkler lines will be done only by Landlord’s personnel.

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(17)    Deliveries: All deliveries and/or pick-ups by the General Contractor or its vendors must be made through the Building loading dock and freight entrance or as otherwise specifically provided by Landlord. All delivery vehicles are governed by a one (1) hour parking limitation. Deliveries of drywall and other oversized material must be scheduled for delivery on weekends through the management office.
(18)    Parking: Landlord will not be responsible for damages or thefts to any vehicles parked in the Building or the Project.
(19)    Posting of Rules and Regulations: A copy of these rules and regulations, acknowledged and accepted by the General Contractor, must be posted in the Premises in a location clearly visible to all workers. It is the General Contractor’s responsibility to instruct its employees and all subcontractors to familiarize themselves with these rules and to enforce compliance with these rules at all times.
(20)    Life Safety System: The General Contractor shall be held responsible for maintaining the integrity of the life safety systems in areas of the Building or the Project under its construction supervision and within its control.
Should performance of the Tenant Improvements, including welding, the use of a cutting torch, or any other activity, interfere with the fire alarm system wiring or otherwise trigger or affect the fire alarm system, the General Contractor must contact Landlord prior to commencing such activity.
The General Contractor shall take any and all reasonable steps to prevent accidental triggering of the fire and smoke detection devices within or adjacent to the Premises. Such steps shall not include disconnecting any such devices, but rather shall involve the installation of dust barriers around smoke detectors, etc.
All stairwell doors will remain closed at all times.
(21)    Light Bulbs and Ballasts: The General Contractor is responsible for ensuring that all light fixtures in the Premises are working properly and are fully lit upon job completion. This includes replacement of bulbs and ballasts as required in light fixtures that are replaced, added or repositioned.
(22)    Providing of Licenses: General Contractor will supply to the management office a copy of the General Contractor’s License, Certificate of Insurance, and a Letter of Competency.
(23)    Access: Intentionally omitted.
(24)    Non-Compliance: Non-compliance with these regulations will result in the possible barring of the General Contractor from current or future activities in the Building. Any costs incurred by Landlord in cleaning the Project, the Building or Premises or repairing damage resulting from the General Contractor’s activities (including the activities of any of the General

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Contractor’s employees or subcontractors) will be billed to the General Contractor or set off against future payments to the General Contractor.
V.Default. Any failure of Tenant, the General Contractor or any subcontractor to comply with the requirements of this Construction Rider shall constitute a default by Tenant under the Lease and Landlord shall have and may pursue all remedies available to Landlord under the Lease, at law or in equity.

I-1345641.7

SCHEDULE 4
INTENTIONALLY OMITTED

I-1345641.7

SCHEDULE 5
RULES AND REGULATIONS

1.
In the event of any conflict between the terms of these rules and regulations and the express provisions of the Lease, the express, applicable provisions of the Lease shall control. Landlord reserves the right, without the approval of Tenant, to rescind, add to and amend any rules or regulations, to add new reasonable rules; provided that such rules and regulations do not conflict with the terms of the Lease and are uniformly enforced against all Tenants. Tenant shall provide a copy of these rules and regulations to each of its employees to facilitate compliance with these standards.

2.
The sidewalks, walks, plaza entries, corridors, ramps, staircases and elevators of the Project shall not be obstructed, and shall not be used by Tenant, or the employees, agents, servants, visitors or invitees of Tenant, for any purpose other than ingress and egress to and from the Premises. No skateboards, roller skates, roller blades or similar items shall be used in or about the Project.

3.
No freight, furniture or other large or bulky merchandise or equipment of any description will be received into the Project or carried into the elevators, if any, except in such a manner, during such hours and using such elevators and passageways as may be approved or designated by Landlord, and then only upon having been scheduled in advance. Any hand trucks, carryalls, or similar equipment used for the delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards and such other safeguards as Landlord shall reasonably require. Although Landlord or its personnel may participate or assist in the supervision of such movement, Tenant assumes financial responsibility for all risks as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including any equipment, property or personnel of Landlord damaged or injured in connection with carrying out this service for Tenant.

4.
Landlord shall have the right to prescribe the weight, position and manner of installation of safes or other heavy equipment which shall, if considered necessary by Landlord, be installed in a manner which shall insure satisfactory weight distribution. All damage done to the Project by reason of a safe or any other article of Tenant's office equipment being on the Premises shall be repaired at the expense of Tenant. The time, routing and manner of moving safes or other heavy equipment shall be subject to prior approval by Landlord.

5.	Only persons authorized by Landlord will be permitted to furnish newspapers, ice, drinking water, towels, barbering, shoe shining, janitorial services, floor polishing and

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other similar services and concessions in the Project, and only at hours and under regulations fixed by Landlord.

6.
Tenant, or the employees, agents, servants, visitors or invitees of Tenant, shall not at any time place, leave or discard any rubbish, paper, articles or object of any kind whatsoever outside the doors of the Premises or in the corridors or passageways of the Project.

7.
Tenant shall not place, or cause or allow to be placed, any sign, placard, picture, advertisement, notice or lettering whatsoever, in, about or on the exterior of the Premises, Building or Project, or which is visible from the exterior of the Project (e.g. in a window), except in and at such places as may be designated by Landlord and consented to by Landlord in writing. Any such sign, placard, advertisement, picture, notice or lettering so placed without such consent may be removed by Landlord without notice to and at the expense of Tenant. All lettering and graphics on corridor doors shall conform to the building standard prescribed by Landlord.

8.
Tenant shall not place, or cause or allow to be placed, any satellite dish, communications equipment, computer or microwave receiving equipment, antennae or other similar equipment about or on the exterior of the Premises, Building or Project. Any such equipment so placed may be removed by Landlord without notice to and at the expense of Tenant.

9.	Canvassing, soliciting or peddling in the Building and/or Project is prohibited and Tenant shall cooperate reasonably to prevent same.

10.
Landlord shall have the right to exclude any person from the Project, and any person in the Project will be subject to identification by employees and agents of Landlord. Any persons in or entering the Project shall be required to comply with the security policies of the Project, including, without limitation, the showing of suitable identification and signing of a Building register when entering or leaving the Building. If Tenant desires additional security service for the Premises, Tenant shall have the right (with advance written consent of Landlord) to obtain such additional service at Tenant's sole cost and expense. Tenant shall keep doors to unattended areas locked and shall otherwise exercise reasonable precautions to protect property from theft, loss or damage. Landlord shall not be responsible for the theft, loss or damage of any property or for any error with regard to the exclusion from or admission to the Project of any person. In case of invasion, mob, riot or public incitement, the Landlord reserves the right to prevent access to the Project during the continuance of same by closing the doors or taking other measures for the safety of the tenants and protection of the Project and property or persons therein.

11.
Only workmen employed, designated or approved by Landlord may be employed for repairs, installations, alterations, painting, material moving and other similar work that may be done in or on the Project.

12.	Intentionally omitted.

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13.
Tenant shall not mark, paint, drill into, or in any way deface any part of the Project or the Premises. No boring, driving of nails or screws, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall not install any resilient tile or similar floor covering in the Premises, except with the prior approval of Landlord, which approval shall not be unreasonably withheld or delayed.

14.
No additional locks or bolts of any kind shall be placed on any door in the Project or the Premises and no lock on any door therein shall be changed or altered in any respect. Tenant shall not make duplicate keys. All keys shall be returned to Landlord upon the termination of this Lease and Tenant shall give to Landlord the explanations of the combinations of all safes, vaults and combination locks remaining with the Premises. Landlord may at all times keep a pass key to the Premises. All entrance doors to the Premises shall be left closed at all times and left locked when the Premises are not in use.

15.
Tenant shall give immediate notice to Landlord in case of known theft, unauthorized solicitation or accident in the Premises or in the Project, or of known defects therein or in any fixtures or equipment, or of any known emergency in the Project.

16.
Tenant shall not use the Premises or permit the Premises to be used for photographic, multilith or multigraph reproductions, except in connection with its own business and not as a service for others without Landlord's prior written permission.

17.	No animals or birds shall be brought or kept in or about the Project, with the exception of guide dogs accompanying visually handicapped persons.

18.
No awnings, draperies, shutters or other interior or exterior window coverings that are visible from the exterior of the Building or from the exterior of the Premises within the Building may be installed by Tenant without Landlord's prior written consent.

19.	Intentionally omitted.

20.	No portion of the Premises or any other part of the Project shall at any time be used or occupied as sleeping or lodging quarters.

21.	Tenant shall at all times keep the Premises neat and orderly.

22.
The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expenses of any breakage, stoppage or damage, resulting from the violation of this rule shall be borne by the Tenant who (or whose employees or invitees) shall have caused such damage.

23.	All tenant modifications resulting from alterations or physical additions in or to the Premises must conform to all applicable building and fire codes. Tenant shall obtain

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written approval from the management office prior to commencement of any such modifications and shall deliver as built plans to the management office upon completion.

24.
Tenant shall not park (and shall ensure that Tenant's employees, agents, and invitees do not park) in any reserved parking space other than those reserved parking spaces, if any, specifically assigned to Tenant. Any vehicle improperly parked, or parked in any unauthorized parking area in the Project, shall be towed at the vehicle owner's expense and without further or additional notice.

25.
Persons using the parking area serving the Project do so at their own risk. Landlord specifically disclaims all liability, except when caused solely by its gross negligence or willful misconduct, for any personal injury incurred by users of the parking area, their agents, employees, family, friends, guests or invitees, or as a result of damage to, theft of, or destruction of any vehicle or any contents thereof, as a result of the operation or parking of vehicles in the parking area.

Smoking is prohibited in the Premises, Building and Project except in specifically marked areas designated by Landlord.

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SCHEDULE 6
TENANT ACCEPTANCE LETTER
This declaration is hereby attached to and made part of the Lease dated _________ entered into by and between ____________________________ as Landlord and __________________ as Tenant. Tenant, hereby confirms as of ___________, 20__ the following:
1.    Tenant has accepted possession of the Premises on __________, 20__ and is currently able to occupy the same.
2.    The Commencement Date as defined in the Lease is __________, 20__.
3.    The Expiration Date of the Lease is ________________, 20__.
4.    All alterations and improvements required to be performed by Landlord pursuant to the terms of the Lease to prepare the entire Premises for Tenant’s initial occupancy have been satisfactorily completed, except for the following: ____________________________________.
5.    As of the date hereof, Landlord has fulfilled all of its obligations under the Lease.
6.    The Lease is in full force and effect and has not been modified, altered, or amended, except pursuant to any instruments described above, if any.
7.    There are no offsets or credits against Base Rent or Additional Rent, nor has any Base Rent or Additional Rent been prepaid except as provided pursuant to the terms of the Lease.
8.    Tenant has no notice of any prior assignment, hypothecation, or pledge of the Lease or any Rents due under the Lease.

“TENANT”

By: ___________________________________
Name: ____________________________
Title: ________________________________

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SCHEDULE 7
TENANT’S SIGNAGE

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SCHEDULE 8
INTENTIONALLY OMITTED

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